Exhibit 2.1
EXECUTION VERSION

SALE AND PURCHASE AGREEMENT

Between

Barnes GTE S.r.l.

Barnes Group Inc.

and

AGIC Gripper (Netherlands) B.V.

Asia-Germany Industry 4.0 Promotion Cross-Border Fund I L.P.
(acting through its general partner, Asia-Germany Productivity Cross-Country Promotion (Cayman) Limited)

HDX S.À.R.L.

Xenon Private Equity V Limited Partnership
(acting through its General Partner XGP S. à r.l.)

the Individual Sellers Set Forth on Schedule S

Gripper Co-Investors S.p.A.

TABLE OF CONTENTS

i

THIS SALE AND PURCHASE AGREEMENT is made on September 19, 2018

Between:

(1)
Barnes GTE S.r.l., a company incorporated under the laws of Italy, with a corporate capital of €10,000 (fully paid-in), whose registered office is at Via delle Quattro Fontane no. 20, Rome, enrolled with the Register of Companies of Rome under no. 14912421006, represented by Mr. Michael V. Kennedy in his capacity as Chairman of the Board of Directors, and which is an indirect wholly owned subsidiary of the Parent (the Buyer); and

(2)
Barnes Group Inc., a company incorporated under the laws of Delaware (United States of America), whose principal executive offices are at 123 Main Street, Bristol, Connecticut 06010 (United States of America), represented by Mr. Christopher J. Stephens in his capacity as Senior Vice President, Finance and Chief Financial Officer, and which is the ultimate parent company of the Buyer, in its capacity as guarantor of the Buyer’s obligations hereunder pursuant to Section 12.8 (the Parent), on the first part

And

(3)
AGIC Gripper (Netherlands) B.V., a private company with limited liability governed by the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, with office address at Prins Bernhardplein 200, 1097JB Amsterdam, the Netherlands, registered with the Commercial Register of the Dutch Chamber of Commerce under number 65836405, represented by Mr. Ernest Yankulin in his capacity as authorized director and attorney-in-fact (AGIC BV or Seller);

(4)
Asia-Germany Industry 4.0 Promotion Cross-Border Fund I L.P., acting through its general partner, Asia-Germany Productivity Cross-Country Promotion (Cayman) Limited, whose registered address as at the date of this Agreement is at c/o International Corporation Services Ltd, P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman, Cayman Islands, represented by Mr. Ernest Yankulin, in his capacity as attorney-in-fact, and which is the investment fund parent company of AGIC BV, in its capacity as guarantor of AGIC BV’s obligations hereunder pursuant to Section 12.9 (the AGIC Fund);

(5)
HDX S.À.R.L., a company incorporated under the laws of Luxembourg, having its registered office at 12, Rue Guillaume Schneider, Luxembourg L-2522, enrolled with the “Registre de commerce et des Sociètès de Luxembourg”, under number B 207796, represented by Mr. Danilo Mangano in his capacity as attorney-in-fact (HDX or Seller);

(6)
Xenon Private Equity V Limited Partnership, acting through its General Partner XGP S. à r.l., a company incorporated under the laws of Luxembourg, having its registered office at 12, Rue Guillaume Schneider, Luxembourg L-2522, enrolled with the “Registre de commerce et des Sociètès de Luxembourg”, under number B202166, represented by Mr. Danilo Mangano in his capacity as authorized director, and which is the investment fund parent company of HDX, in its capacity as guarantor of HDX’s obligations hereunder pursuant to Section 12.10 (the Xenon Fund);

(7)	the individual Quotas Seller set forth on Schedule S (Seller, and together with AGIC BV and HDX, collectively, the Quotas Sellers);

(8)	the other individual Sellers set forth on Schedule S (each a Seller and together with the Quotas Sellers, the Sellers); and

(9)
Gripper Co-Investors S.p.A., a company incorporated under the laws of Italy with registered office at Via Enzo Ferrari 2/4, Roncadelle (Brescia), Italy, having a corporate capital of Euro 100,000.00 fully subscribed for and paid-in, enrolled with the Register of Companies of Brescia (Italy) under number 03831110980, represented by Mr. Heiko von Dewitz in his capacity as Chairman (Gripper Co-Investors), on the other part

Whereas

(a)
Gimatic S.r.l. is a company incorporated under the laws of Italy with registered office at Via Enzo Ferrari 2/4, Roncadelle (Brescia), Italy, having a corporate capital of Euro 520,000.00 fully subscribed for and paid-in, enrolled with the Register of Companies of Brescia (Italy) under no. 02999010178 (the Company);

(b)	Gripper Co-Investors is a party to this Agreement solely for purposes of Section 2.5(i) (and accepts Article 14, Article 15 and Article 16);

(c)
the Quotas Sellers are the owners in the proportions set out in Schedule 8.3(i)(a) of the equity interests representing 92.27% of the corporate capital of the Company (the Quotas) while the equity interest representing the remaining 7.73% of the corporate capital of the Company (the Remaining Quota) is owned by Gripper Co-Investors;

(d)
the Sellers are the owners in the proportions set out in Schedule 8.3(i)(a) of the class A shares and the class B shares representing, on aggregate, 100% of the share capital of Gripper Co-Investors (the Shares), provided that AGIC BV is in the process of selling and transferring to one of the other Sellers (as set forth on Schedule 8.3(i)(b)), who has agreed to purchase from AGIC BV, no. 476,200 class A Shares (the Transferred Shares and such pending transfer, the Gripper Transfer), so that at the Closing the Sellers shall be the owners of the Quotas and the Shares in the proportions set out in Schedule 8.3(i)(b);

(e)
the Company controls the entities listed in Schedule 8.3(iii) (each of the Company and such other entities a Group Company and, collectively, the Group Companies or the Group) and holds in each Group Company (other than the Company) the respective ownership percentage set forth in such Schedule 8.3(iii).  The Company, also through the other Group Companies, engages in the in the production of electromechanical components for robotics and automation equipment (the Business);

(f)	on July 18, 2018, the Parent submitted a non-binding offer to purchase the Company (inclusive of the other Group Companies);

(g)	the Sellers allowed the Buyer, its Affiliates and their advisers and counsel, from July 18 through September 18, 2018, to:

(1)
perform a due diligence investigation of the Group and Gripper Co-Investors and certain of their legal, accounting, financial, business and technical situations, comprised of the review of certain contracts, authorizations, books, records and other documents contained in the CD-Rom attached hereto as Schedule DD (collectively, the Data Room Documents), which consists of a copy of all of the documents made available on or prior to September 10, 2018 in the virtual data room hosted by Intralinks under the name “Project Gem” set up by the Sellers and the Company; and

(2)	participate in several meetings with the management of the Company and perform visits to the production sites of the Group;

(all the activities referred to in this Recital (g) are collectively referred to as the Due Diligence);

(h)	the Buyer has acknowledged and agreed that the sole representations and warranties made by all of the Sellers are those set out in Article 8; and

(i)
after negotiation and consideration, with the support of their respective counsel and advisers, the Buyer has determined to purchase and acquire from the Sellers, and the Sellers have decided to sell and transfer to the Buyer, the Quotas and the Shares, such that the Buyer will own, directly and indirectly through Gripper Co-Investors, the entire corporate capital of the Company, upon the terms and subject to the conditions set forth in this Agreement.

IN CONSIDERATION OF THE FOREGOING RECITALS which form an integral and substantive part of this Agreement, the Parties hereby agree and covenant as follows:

ARTICLE 1 – CERTAIN DEFINITIONS

1.1 In this Agreement, including in the Schedules, Exhibits and Annexes attached hereto and in the Annexes to such Schedules (if any), the following capitalized terms shall have the following respective meanings:

Accounting Principles means in respect of the Company, the accounting principles provided for under the applicable provisions of Italian law as well as the accounting principles prepared by the Consiglio Nazionale dei Dottori Commercialisti e degli Esperti Contabili and the Organismo Italiano di Contabilità (OIC), in each case consistently applied throughout the periods involved.

Action means any action, notice, claim, complaint, charge, writ, dispute, proceeding, suit, hearing, litigation, arbitration, audit or investigation (whether civil, criminal, administrative, judicial or regulatory), or any appeal therefrom.

Affiliate means, with respect to any Person, any individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, foundation (“fondazione”), trust or other entity or organization directly or indirectly (x) controlling, controlled by or under common control with such Person (it being understood that, for the purposes of this definition, the notion of control shall be interpreted in accordance with Article 2359, paragraph 1 no. 1 and 2, of the Code) or (y) subject to a relevant influence of such Person pursuant to Article 2359, paragraph 3, of the Code.

Agents shall have the meaning set forth in Section 8.17(i) of this Agreement.

Aggregate Price means an amount equal to (i) the Base Cash Price, minus (ii) the amount (if any) by which the Closing Date Net Working Capital is less than the Target Net Working Capital, plus (iii) the amount (if any) by which the Closing Date Net Working Capital exceeds the Target Net Working Capital Amount, plus (iv) the Closing Date Cash, minus (v) the Closing Date Debt, minus (vi) the Closing Date Transaction Expenses (if any).

Aggregate Price Allocation means the percentages of allocation of the Estimated Aggregate Price, the Provisional Purchase Price Amount and the Aggregate Price, as applicable, among the Sellers as set forth in Schedule A, which, as agreed among the Sellers, reflects an exit ratchet mechanism in favor of certain Sellers and shall also apply to any adjustments to the Estimated Aggregate Price and the Provisional Purchase Price Amount or any payment of the Purchase Price Holdback Amount to the Sellers pursuant to Article 7 (if any).

Aggregate Price Deficit shall have the meaning set forth in Section 7.9(a) of this Agreement.

Aggregate Price Downward Adjustment shall have the meaning set forth in Section 7.9(a) of this Agreement.

Aggregate Price Upward Adjustment shall have the meaning set forth in Section 7.9(b) of this Agreement.

AGIC BV shall have the meaning set forth in the preamble of this Agreement.

AGIC Fund shall have the meaning set forth in the preamble of this Agreement.

Agreement means this sale and purchase agreement, inclusive of its Recitals, Schedules, Exhibits and Annexes and any Annexes to such Schedules (if any).

Auditor means Ernst & Young, with registered office at Via Meravigli, 12/14, 20123, Milan, Italy or, in the event of its failure to accept the appointment pursuant to this Agreement or its subsequent waiver or termination of or withdrawal from its appointment pursuant to this Agreement, another auditing company of international standing which shall be designated by the Parties jointly, or, in the absence of agreement after 10 Business Days of good-faith negotiations, by the Chairman pro tempore of the Ordine dei Dottori Commercialisti e degli Esperti Contabili of Milan, Italy.

Base Cash Price means an amount in cash equal to €370,000,000.00 (euro three hundred seventy million/00).

Basket shall have the meaning set forth in Section 10.5(iii)(c) of this Agreement.

Benefit Plan means all employee benefit plans and all incentive, bonus, deferred compensation, welfare, retiree welfare, retirement, supplemental retirement, retention, employment, consulting, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to by, any Group Company or with respect to which any Group Company has any liability.  For the avoidance of doubt, individual employment agreements are not included in this definition.

Books and Records shall mean all corporate, business, financial and other books and records relating to any Group Company and whose keeping is required pursuant to applicable Law (including, but not limited to, those which are relevant from a Tax viewpoint).

Business shall have the meaning set forth in Recital (e) to this Agreement.

Business Day means any calendar day (other than a Saturday or a Sunday) on which banks generally are open for business in Milan (Italy) and New York City (United States).

Buyer shall have the meaning set forth in the preamble of this Agreement.

Buyer Closing Conditions shall have the meaning set forth in Section 4.2 of this Agreement.

Buyout Price Deficit shall have the meaning set forth in Section 7.10(vi) of this Agreement.

Buyout Shortfall shall have the meaning set forth in Section 7.10(v) of this Agreement.

Buyout Surplus shall have the meaning set forth in Section 7.10(v) of this Agreement.

By-laws means the by-laws of the Company currently in force attached to this Agreement as Schedule 8.5(i).

Cash means, as of a given time, all cash and cash equivalents of the Group, including accrued interest thereon and the amount of checks and drafts received but not yet deposited; provided that (i) “Cash” shall exclude (A) all restricted cash, meaning cash subject to restrictions on use under applicable Law or accounting rules and (B) any amounts that would otherwise be included in “Cash” under this definition that are posted as collateral with vendors, landlords or any other third parties; and (ii) “Cash” shall be reduced by the amount of any checks or drafts that have been issued by any Group Company and remain outstanding at the applicable time.  An illustrative calculation of Cash as of the Latest Date, based on the Latest Date Balance Sheet, and rectified for purposes of consistency with this definition, is attached as Schedule B.

Clearance shall have the meaning set forth in Section 11.1 of this Agreement.

Closing means the closing of the purchase and sale of the Quotas and the Shares, the payment of the Provisional Purchase Price Amount, the repayment of the Outstanding Debt under the UC Financing and, in general, the execution and exchange of all documents (including the Transfer Deed and the endorsement of the share certificates representing the Shares) and the performance and consummation of all obligations, respectively required to be executed, exchanged, performed and consummated on the Closing Date pursuant to Article 6 of this Agreement.

Closing Adjustments shall have the meaning set forth in Section 7.3 of this Agreement.

Closing Conditions means, collectively, the Mutual Closing Conditions, the Buyer Closing Conditions and the Sellers’ Closing Conditions.

Closing Date means (a) the date on which the Closing occurs, which shall be the date that is ten Business Days after the date on which all of the Closing Conditions set forth in Sections 4.1(i) and 4.1(iii) have been satisfied or waived in accordance with the terms hereof or (b) such other date as may be mutually agreed upon by the Sellers’ Representative and the Buyer in writing (provided in each case that all the Closing Conditions are satisfied or waived in accordance with the terms hereof as at such date).

Closing Date Balance Sheet means the consolidated balance sheet of the Group as of immediately prior to the Closing, which shall be prepared by the Buyer in accordance with Section 7.1 of this Agreement and the Accounting Principles, consistently with the Latest Date Balance Sheet, and which shall have annexed a statement setting forth the Closing Date Cash, Closing Date Debt, Closing Date Net Working Capital and the Closing Date Transaction Expenses based on such balance sheet (as rectified for purposes of consistency with the respective definitions).

Closing Date Cash means Cash as of the Closing Date (immediately prior to Closing), as set forth in the Closing Date Balance Sheet, calculated consistently with the calculation of the Cash as of the Latest Date set forth in Schedule B.

Closing Date Debt means Debt as of the Closing Date (immediately prior to Closing), as set forth in the Closing Date Balance Sheet.  For the sake of clarity, the Closing Date Debt will include the Outstanding Debt under the UC Financing to be reimbursed by the Buyer at the Closing but will not include any amount which may become due to the Buyer as reimbursement from any Group Company as a result of the payment by the Buyer, on behalf of such Group Company, of the Outstanding Debt under the UC Financing.  The Closing Date Debt shall be calculated consistently with the calculation of the Debt as of the Latest Date set forth in Schedule B.

Closing Date Net Working Capital means Net Working Capital as of the Closing Date (immediately prior to Closing), as set forth in the Closing Date Balance Sheet.  The Closing Date Net Working Capital shall be calculated consistently with the calculation of the Net Working Capital as of the Latest Date set forth in Schedule B.

Closing Date Transaction Expenses means the Transaction Expenses which remain unpaid as of the Closing Date, as set forth in the Closing Date Balance Sheet.

Closing Notice shall have the meaning set forth in Section 2.4 of this Agreement.

Code means the Italian Civil Code.

Company shall have the meaning set forth in Recital (a) of this Agreement.

Companies’ Registrar means the relevant Registro delle Imprese in Italy.

Company Demerger Loss means any Loss that otherwise would constitute a Loss of Gimatic Immobiliare that, as a consequence of the Demerger, is incurred by or imposed on any Group Company pursuant to article 2506–quater of the Code.

Confidentiality Agreement means the confidentiality agreement between AGIC BV and HDX, on the one hand, and the Parent, on the other hand, entered into on June 12, 2018, in respect of the proposed acquisition of the Group.

Contracts means, with respect to any Person, all contracts, agreements, arrangements or understandings, whether written or oral, in each case which are legally binding on such Person or with respect to which such Person’s assets are legally bound.

Data Room Documents shall have the meaning set forth in Recital (g) to this Agreement.

De Minimis Amount shall have the meaning set forth in Section 10.5(ii) of this Agreement.

Debt means, as of a given time, with respect to the Group Companies on aggregate, without duplication,

(i)
the unpaid principal amount of all indebtedness for borrowed money (excluding all intercompany indebtedness solely between or among the Company and any of the other Group Companies, to the extent such indebtedness fully eliminates upon consolidation in accordance with the Accounting Principles);

(ii)	all obligations evidenced by notes, bonds, debentures or other debt securities;

(iii)
all obligations in respect of the deferred purchase price of any assets, property, securities, goods or services, including (A) obligations under any “earn-outs” or similar obligations (whether contingent or otherwise and assuming the maximum amount is earned), (B) performance bonuses, seller notes, or indemnification obligations and (C) other payment arrangements related to or arising out of any prior acquisition, business combination or similar transaction);

(iv)	all obligations under leases required in accordance with the Accounting Principles to be capitalized on any balance sheet of any Group Company;

(v)
all unpaid Taxes of the Group Companies which have been accrued or which should have been properly accrued or which otherwise have become due and payable, computed based on the Accounting Principles (and the applicable Laws and related interpretations issued by the competent Governmental Authorities in respect of the calculation of Taxes for the fiscal year 2018);

(vi)	all letters of credit, bankers’ acceptances or similar instruments to the extent drawn upon and not paid;

(vii)	all obligations under any swap, option, hedging or derivative instruments or arrangements in each case valued on the Closing Date at the termination value or fair value thereof;

(viii)
(A) 50% of all pension liabilities to the extent not fully funded, including accrued liabilities in respect of Trattamento di Fine Rapporto (TFR), and (B) all other accrued liabilities in respect of employee benefits;

(ix)	any unpaid portion of the Provisional Minority Buyouts Price;

(x)
any accrued and unpaid interest on, breakage costs in respect of, fees owed in respect of, and any prepayment premiums, penalties or similar charges (including, for the avoidance of doubt, any such interest, costs, fees, premiums, penalties or charges payable in connection with repayment or redemption or termination in connection with the Closing) in respect of any indebtedness, liabilities or obligations described in any other clause in this definition;

(xi)	the Outstanding Debt under the UC Financing; and

(xii)
(A) any guarantees in respect of indebtedness, liabilities or obligations of any other Person of the type described in any other clause of this definition and (B) any indebtedness, liabilities or obligations of any other Person of the type referred to in any other clause of this definition which any Group Company has pledged any of its assets as security for, or as to which any Group Company has undertaken or become obligated to maintain or cause to be maintained the financial position or financial covenants of such Person, or to purchase any other Person’s indebtedness, liabilities or obligations.

Notwithstanding anything to the contrary in the foregoing clauses (i) through (xii) of this definition, “Debt” (a) shall not include any liability to the extent reflected in the calculation of the Closing Date Net Working Capital, (b) shall not include obligations in respect of the financial lease provided for in the financial lease agreement (no. IC 813185) entered into by and between MTM and UniCredit Leasing S.p.A. (formerly Locat S.p.A.), dated as of February 22, 2015 (as amended and made available to the Buyer), in respect of the real estate property where its plant is located, (c) shall not include any social security contributions and (d) shall be reduced by the amount of any overpayment of Taxes by any Group Company in respect of the period from January 1, 2018 to the Closing Date and any other Tax receivables (including VAT receivables) outstanding as of the Closing Date, in each case to the extent such overpayment or receivables are reflected on the Closing Date Balance Sheet, based on the Accounting Principles and consistent with the calculation of such amounts in the Latest Date Balance Sheet.  An illustrative calculation of Debt as of the Latest Date, based on the Latest Date Balance Sheet, and rectified for purposes of consistency with this definition, is attached as Schedule B.

Decree 231 means the Italian Legislative Decree dated 8 June 2001 No. 231, as subsequently amended and integrated.

Demerger means the demerger of the Company carried out by means of the demerger deed executed on December 23, 2015 (and registered with the Companies’ Registrar of Brescia on December 31, 2015), as subsequently amended by means of deed dated March 1, 2016.

Disclosed Items means (i) the Data Room Documents and (ii) any Schedule attached to this Agreement.

Dispute Notice shall have the meaning set forth in Section 10.7 of this Agreement.

Disputed Items shall have the meaning set forth in Section 7.4 of this Agreement.

Due Diligence shall have the meaning set forth in Recital (g) to this Agreement.

Employees shall have the meaning set forth in Section 8.17(i) of this Agreement.

Environmental and Health and Safety Laws means all Laws concerning environmental, health and safety, or risk prevention matters applicable in any relevant jurisdiction in which any Group Company (or otherwise the Business) operates, including without limitation safety and hygiene at work provisions (including without limitation the provisions of Legislative Decree 81/2008), fire prevention and electrical system safety regulations (including without limitation the provisions of DPR 577/82 and Law 46/90) emissions, discharges or releases of pollutants, contaminants or Hazardous Materials (as defined below) into the environment or otherwise relating to the manufacture, processing, distribution, use, storage, transport or disposal of Hazardous Materials.

Estimated Aggregate Price means (i) the Base Cash Price, minus (ii) the amount (if any) by which the Estimated Net Working Capital is less than the Target Net Working Capital Amount, plus (iii) the amount (if any) by which the Estimated Net Working Capital exceeds the Target Net Working Capital Amount plus (iv) the Estimated Cash, minus (v) the Estimated Debt, minus (vi) the Estimated Transaction Expenses (if any).

Estimated Cash shall have the meaning set forth in Section 7.1 of this Agreement.

Estimated Closing Statement shall have the meaning set forth in Section 7.1 of this Agreement.

Estimated Debt shall have the meaning set forth in Section 7.1 of this Agreement.

Estimated Net Working Capital shall have the meaning set forth in Section 7.1 of this Agreement.

Estimated Transaction Expenses shall have the meaning set forth in Section 7.1 of this Agreement.

Euro, euro, EUR or € means the euro, i.e. the lawful currency adopted by certain member states of the European Union as from 1 January 1999.

Fairly Disclosed means an event, act, fact or circumstance in respect of which the Sellers provide the Buyer (or its advisors and consultants) with reasonably detailed information in writing in the Disclosed Items, which event, act, fact or circumstance is reasonably apparent on the face of such disclosure so as to allow the Buyer (or its advisors and consultants) to:  (i) understand the nature and the scope of such event, act, fact, or circumstance (including, for the avoidance of doubt and to the extent relevant, the nature and the scope of any liabilities arising out of or in connection with such event, act, fact, or circumstance) whether legal, financial, numerical or de facto; (ii) analyze, assess and acknowledge such event or circumstance; and (iii) appreciate its significance (monetary or otherwise).

Final Key Minority Buyouts Price shall have the meaning set forth in Section 7.10(i) of this Agreement.

Final Other Minority Buyouts Price shall have the meaning set forth in Section 7.10(i) of this Agreement.

Final MTM Buyout Price shall have the meaning set forth in Section 7.10(i) of this Agreement.

Finance Documents means the finance documents executed in connection with (and including) the UC Facilities Agreement, as well as any hedging agreement connected thereto, including the documents listed under the definition of “Finance Documents” set forth in the UC Facilities Agreement.

Finance Parties shall have the meaning set forth in the UC Facilities Agreement.

Financial Statements shall have the meaning set forth in Section 8.8(i) of this Agreement.

Fundamental Warranties shall have the meaning set forth in Section 10.4 of this Agreement.

Gimatic Immobiliare means Gimatic Immobiliare S.r.l., a company incorporated (as a consequence of the Demerger) under the laws of Italy with registered office at Via Enzo Ferrari 2/4, Roncadelle (Brescia), Italy, having a corporate capital of Euro 10,000.00 fully subscribed for and paid-in, enrolled with the Register of Companies of Brescia (Italy) under no. 03776270989.

Governmental Authority means any legislature, administrative body, agency, instrumentality, court, tribunal or other authority of any international, national, federal, state, local or other government or political subdivision thereof, including Italy’s Autorità Garante della Concorrenza e del Mercato and any other antitrust authority having jurisdiction over the transactions contemplated hereby and including any Tax authority or financial market regulator or stock exchange, including the U.S. Securities and Exchange Commission.

Gripper Co-Investors shall have the meaning set forth in the preamble of this Agreement.

Gripper Co-Investors Merger Expenses shall have the meaning set forth in Section 10.13 of this Agreement.

Gripper Intercompany Loans shall have the meaning set forth in Section 8.7(i) of this Agreement.

Gripper Transfer shall have the meaning set forth in Recital (d) to this Agreement.

Group shall have the meaning set forth in Recital (e) to this Agreement.

Group Company(ies) shall have the meaning set forth in Recital (e) to this Agreement.

Group Companies Business Warranties means any Warranty contained in Sections 8.6, 8.8 to 8.22, 8.23 (to the extent related to a Group Company) and 8.24.

Hazardous Material shall mean any natural or artificial substance, element or thing (whether in the form of a solid, liquid, gas, vapor or any other form) the use, discharge, disposal or treatment of which is regulated by any Environmental and Health and Safety Laws and all dangerous substances, toxic substances, hazardous and special wastes, oils, asbestos and asbestos products, talcum powder, petroleum and petroleum products, hazardous materials, chemicals and goods and any other substance, element or thing which may be harmful to human health or the environment.

HDX shall have the meaning set forth in the preamble of this Agreement.

Indemnified Party means either (i) the Buyer and its Affiliates or (ii) the Sellers, as the case may be, in each case insofar as they claim indemnification under the applicable provisions of Article 10 of this Agreement.

Indemnifying Party means any of the Parties, insofar as a claim for indemnification is asserted against such Party under the applicable provisions of Article 10 of this Agreement.

Intellectual Property Rights means all rights in or relating to intellectual property under the Laws of any jurisdiction throughout the world, including all rights arising from or associated with any patents, trade secrets, trademarks, service marks, trade names, utility models, rights in designs, copyright (including rights in computer software and databases) and related rights, moral rights, and rights in know-how and confidential information, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect anywhere in the world.

Interim Period shall have the meaning set forth in Section 3.1 of this Agreement.

Interim Transaction shall have the meaning set forth in Section 3.2 of this Agreement.

Issuing Bank shall have the meaning set forth in Section 2.6(i) of this Agreement.

Key Buyout Shortfall shall have the meaning set forth in Section 7.10(iii) of this Agreement.

Key Buyout Subsidiaries means, collectively, (i) Gimatic Vertrieb GmbH, (ii) Gimatic Czech Republic s.r.o., (iii) Gimatic Spain S.L. and (iv) Gimatic Dış Ticaret Limited Şirketi.

Key Buyout Surplus shall have the meaning set forth in Section 7.10(iii) of this Agreement.

Key Minority Buyout Agreements means the Contracts named as such on Schedule C.

Key Minority Buyouts means the purchase by the Company of all of the equity interests of each of the Key Buyout Subsidiaries that the Company does not already own pursuant to and in accordance with the Key Minority Buyout Agreements.

Key Minority Buyouts Provisional Price means €6,087,970.70 (which is the aggregate price to be paid prior to or at the Closing with respect to all of the Key Minority Buyouts pursuant to the terms of the Key Minority Buyout Agreements (ignoring for such purposes the 10% holdback to be retained by the Company at the Closing in accordance with each such Key Minority Buyout Agreement), and which prices will be finalized and appropriately adjusted in 2019 in accordance with such Key Minority Buyout Agreements and Section 7.10).

Knowledge means:

(i)
in case of a natural Person, the knowledge of a particular fact or other matter that (a) such natural Person has if that individual is actually aware of that fact or matter; or otherwise (b) a prudent individual could be reasonably expected to obtain after conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement (including, without limitation, by inquiring with the directors, officers or other representatives of any Group Company in respect of the Warranties); or

(ii)
in case of a Person other than a natural Person, the knowledge of a particular fact or other matter that any natural Person who is serving as a representative (including directors, managers, officers, employees, agents and consultants) of that Person (or in any similar capacity) has, or at any time had, or could be reasonably expected to have, or have had at any time, of such fact or other matter (as set forth in (i) above), it being understood that the Knowledge of any Seller of any fact or matter shall be deemed to be the Knowledge of all the Sellers of such fact or matter.

Latest Date means December 31, 2017.

Latest Date Balance Sheet means the approved and audited consolidated balance sheet of the Company as at the Latest Date, which has been prepared by the Company in accordance with the Accounting Principles.

Law means any law, statute, decree, order, regulation, directive, code, rule of any Governmental Authority (including any judicial or administrative interpretation thereof).

LC Expiration Date shall have the meaning set forth in Section 2.6(i) of this Agreement.

Lenders means UniCredit S.p.A., Banca IMI S.p.A. and Crédit Agricole Cariparma S.p.A., as lenders of the Company and MTM under the UC Financing as of the date of this Agreement.

Letter of Credit shall have the meaning set forth in Section 2.6(i) of this Agreement.

Lien means any security interest, lien, charge, usufruct, pledge, mortgage, encumbrance, option, claim, defect of title, third party right or any other restriction of any kind, including without limitation any restriction on the voting, transfer or income distribution of securities or other attributes of ownership (such as shareholders’ agreements, rights of first refusal or first offer, pre-emptive rights, rights of approval to intended securities transfers, call options, put options, tag-along rights, drag-along rights, rights under warrants, convertible securities or stock option plans, restrictions to the maximum amount of securities which a shareholder may hold in the issuer, etc.) or rights of set-off and other encumbrances of any kind.

Long-Stop Date means December 31, 2018.

Loss(es) means any actual losses, liabilities, damages, loss of profits, Taxes, costs or expenses, including assessments, fines, penalties, judgments, settlements, costs, and reasonable attorneys’ fees, in each case which are a direct result of any breach by the applicable Indemnifying Party of any of its respective representations, warranties, covenants or other agreements set forth in this Agreement, but in each case excluding any (i) consequential, incidental, contingent, potential or indirect losses (provided that, for the avoidance of doubt, loss of profits of any Group Company as referred to above is not intended to be and shall not be limited or excluded under this clause (i)), (ii) punitive, exemplary or similar losses or damages, except to the extent awarded to any third party (excluding, for the avoidance of doubt, any of Buyer’s Affiliates); (iii) losses or damages relating to the losses, by the Buyer, Parent and/or their respective shareholders, of future investment or business opportunities; and (iv) losses or damages that are not reasonably foreseeable, except to the extent awarded to any third party (excluding, for the avoidance of doubt, any of Buyer’s Affiliates).

Material Adverse Change means any change, effect, event, occurrence or fact that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Group, taken as a whole, provided, that to be considered “materially adverse” for purposes of this definition, such facts, occurrences, events, changes or effects shall have caused or be reasonably expected to cause, individually or in the aggregate, an adverse effect on the business, financial condition or results of operations of the Group, taken as a whole, in excess of €40,000,000.

Material Adverse Effect means any change, effect, event, occurrence or fact that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Group, taken as a whole, (a) provided that to be considered “materially adverse” for purposes of this definition, such facts, occurrences, events, changes or effects shall have caused or be reasonably expected to cause, individually or in the aggregate, an adverse effect on the business, financial condition or results of operations of the Group, taken as a whole, in excess of €40,000,000 and, in any case, (b) other than changes, effects, events, occurrences or facts to the extent resulting from:  (i) any change in interest rates or general economic conditions; (ii) events, changes or effects occurring generally in the industries in which the Group does business; (iii) changes in Laws, including changes in legally binding interpretations thereof; (iv) an outbreak or escalation of hostilities involving any country where the Group does business, the declaration by any country where the Group does business of a national emergency or war, or the occurrence of any acts of terrorism and any actions or reactions thereto; (v) changes required by the applicable accounting principles in use by the applicable Group Company as of the date hereof; (vi) earthquakes, hurricanes, floods, or other natural disasters; (vii) any action taken by the Group at the express written request of the Buyer, or any action or omission expressly required pursuant to the terms of this Agreement; and (viii) any effect of the announcement of this Agreement or the transactions contemplated hereby on any Group Company’s business relationships with customers, suppliers, vendors, bank lenders, or employees (other than with respect to any breach or inaccuracy with respect to any of the Warranties set forth in Sections 8.4 or 8.19(iii)) (and provided, however that any changes, effects, events, occurrences or facts referred to in clauses (i), (iii), (iv), (v) or (vi) of this definition may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, effect, event, occurrence or fact has a disproportionate impact on any Group Company relative to other companies in the industry in which the Group operates generally).

Material Contracts means all Contracts entered into by any Group Company or with respect to which any Group Companies’ assets are bound and which provide for any of the following:  (i) obligations of the Group Companies, whether in the aggregate or on an annual basis, in excess of Euro 100,000, or which are reasonably expected to result in payments by the Group Companies (even if not expressly required by the terms of such Contract) in excess of such amount; (ii) a term in excess of 12 months; (iii) exclusivity arrangements or any “most favored nation” pricing clause; (iv) any joint venture, partnership or other similar agreement, including any Contract involving co-investment between any Group Company and any other Person; (v) any Contract between any Group Company, on the one hand, and any Seller or any Affiliate of any Seller (other than a Group Company) or any immediate family member of any Seller, on the other hand; (vi) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) (A) within the last three years or (B) under which any Group Company has any continuing obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation or any material indemnification obligations; (vii) covenants that would restrict or limit the ability of any Group Company (or the Buyer or any of its Affiliates after the Closing) to engage in, or compete with any Person or in any geographic area with respect to the Group’s business as presently conducted with any Person or in any geographic area; (viii) a lease or sublease of any Real Property, or any lease of any personal property for which the annual rental exceeds €100,000; (ix) a factoring agreement; (x) a license or grant of rights to any Group Company with respect to Intellectual Property Rights of a third Person which is material to the operation of the business of any Group Company, including any Contract pursuant to which any Group Company is required to pay a royalty or other payment with respect to any product, but excluding licenses for commercially available software licensed to any Group Company and for which the annual payment is less than €100,000; (xi) a license or other grant of rights pursuant to which any Group Company has granted a third Person any license or other right with respect to any material Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course in connection with the sale or distribution of products or services; (xii) Debt in excess of €100,000; (xiii) any transaction, change-of-control, retention or similar payment or benefit made or payable to any current or former employee, agent or other service provider of any Group Company in connection with the transactions contemplated by this Agreement; or (xiv) the Minority Buyout Agreements.

Minority Buyout Agreements means, collectively, the Key Minority Buyout Agreements, the Other Minority Buyout Agreements and the MTM Agreement.

MTM means M.T.M. S.r.l., a subsidiary of the Company.

MTM Buyout Provisional Price means €5,670,000, which is the estimated aggregate price to be paid with respect to the repurchase by the Company of the 25% of the share capital of MTM that it does not already own pursuant to the terms of the shareholders’ agreement among the Company, Mr. Ivano Montini and Mr. Simone Scanzioli (the MTM Agreement), based on estimated 2018 financial results of MTM, and assuming that such repurchase right was exercisable as of the date hereof (acknowledging that such right is not exercisable under such agreement until January 1, 2019 and in case of exercise, the relevant price would be paid only after the approval of the financial statements of MTM as of December 31, 2018, pursuant to the terms of the MTM Agreement).

MTM Buyout Shortfall shall have the meaning set forth in Section 7.10(iv) of this Agreement.

MTM Buyout Surplus shall have the meaning set forth in Section 7.10(iv) of this Agreement.

Mutual Closing Conditions shall have the meaning set forth in Section 4.1 of this Agreement.

Net Working Capital means, as of a given time, in respect of the Group, on a consolidated basis, (i) inventory, plus (ii) trade receivables, minus (iii) trade payables, minus (iv) social security contributions, in each case calculated in accordance with the Accounting Principles.  An illustrative calculation of Net Working Capital as of the Latest Date, based on the Latest Date Balance Sheet, is attached as Schedule B.

Non-Employees shall have the meaning set forth in Section 8.17(i) of this Agreement.

Notary Public shall have the meaning set forth in Section 6.1 of this Agreement.

Notice of Claim shall have the meaning set forth in Section 10.6 of this Agreement.

Objection Notice shall have the meaning set forth in Section 7.4 of this Agreement.

OFAC Laws shall have the meaning set forth in Section 8.20(vi) of this Agreement.

Other Buyout Shortfall shall have the meaning set forth in Section 7.10(ii) of this Agreement.

Other Buyout Subsidiaries means, collectively, (i) Gimatic Japan Limited, (ii) Gimatic Korea Limited, (iii) Gimatic Nordic A.B. and (iv) Gimatic Polska sp. z o.o.

Other Buyout Surplus shall have the meaning set forth in Section 7.10(ii) of this Agreement.

Other Minority Buyout Agreements means the Contracts named as such on Schedule C.

Other Minority Buyouts means the purchase by the Company of all of the equity interests of each of the Other Buyout Subsidiaries that the Company does not already own pursuant to and in accordance with the Other Minority Buyout Agreements.

Other Minority Buyouts Provisional Price means €763,598.00 (which is the estimated aggregate price to be paid with respect to all of the Other Minority Buyouts pursuant to the terms of the Other Minority Buyout Agreements, in each case based on estimated 2018 financial results of the applicable Other Buyer Subsidiary as of the date hereof (as set forth in Exhibit A to the applicable Proposed Buyout Amendment), and assuming that such repurchase right was exercised in early 2019 after 2018 financial results are finalized and approved).

Outstanding Debt under the UC Financing means the amount equal to the principal and accrued interest, fees, penalties, breakage costs, prepayment or make-whole payment obligations, if any, and/or any other amount owed by any Group Company to the Lenders and the Finance Parties pursuant to the UC Facilities Agreement and the relevant Finance Documents (including any hedging agreements), as at the Closing Date, which amount the Sellers will provide notice of to the Buyer pursuant to Section 2.4 of this Agreement.

Parent shall have the meaning set forth in the preamble of this Agreement.

Parties means, collectively, the Buyer, the Parent, the Sellers, the AGIC Fund, the Xenon Fund and Gripper Co-Investors, and Party shall mean any one of them.

Permits means the permits, licenses, certificates, orders, consents, authorizations, franchises and other approvals or certifications from, or required by, any Governmental Authority in any jurisdiction that are currently required to operate the Business or to carry out the activities of any Group Company (including the conduct of the Business) as presently conducted.

Person means any individual, company, partnership, firm, association, unincorporated organization or other entity.

Pledges means, collectively:

(i)	the pledge over the Quotas and the Remaining Quota created by a notarial deed dated July 8, 2016 and extended and confirmed by a notarial deed dated December 22, 2017, securing the UC Financing; and

(ii)	the pledge over the quotas representing the entire corporate capital of MTM created by a notarial deed dated December 22, 2017, securing the UC Financing.

Properties shall have the meaning set forth in Section 8.15(i) of this Agreement.

Proposed Buyout Amendments shall have the meaning set forth in Section 8.3(iv) of this Agreement.

Provisional Minority Buyouts Price means the Key Minority Buyouts Provisional Price plus the Other Minority Buyouts Provisional Price plus the MTM Buyout Provisional Price.

Provisional Purchase Price Amount means (i) the Estimated Aggregate Price minus (ii) the Purchase Price Holdback Amount.

Purchase Price Holdback Amount means an amount in cash equal to €2,500,000.00, which the Buyer shall retain at Closing from the amount otherwise payable to the Sellers in respect of their estimate of the Aggregate Price, represented by the Estimated Aggregate Price, in order to satisfy, up to such amount, any Aggregate Price Downward Adjustment and any Buyout Shortfall, in each case as finally determined in accordance with Article 7.

Quotas shall have the meaning set forth in Recital (c) to this Agreement.

Quotas Price means the total amount of Euro equal to 92.27% of the Provisional Purchase Price Amount, to be paid by the Buyer to the Quotas Sellers pursuant to this Agreement in consideration for the purchase and sale of the Quotas (subject to any adjustments pursuant to Article 7).

Quotas Sellers shall have the meaning set forth in the preamble of this Agreement.

Real Properties shall have the meaning set forth in Section 8.15(ii) of this Agreement.

Reference Date means June 30, 2018.

Reference Date Balance Sheet means the unaudited consolidated balance sheet of the Company as at the Reference Date, which has been prepared in good faith by the Company in accordance with the Accounting Principles.

Registered Rights means, in relation to any jurisdiction, any Intellectual Property Rights which are the subject of registration (or application for registration) with any competent authority in that jurisdiction, including patents, utility models, registered copyrights, registered trademarks, domain name registrations, and applications for any of the foregoing.

Related Party Transactions shall have the meaning set forth in Section 8.24(i) of this Agreement.

Remaining Quota shall have the meaning set forth in Recital (c) to this Agreement.

Replacement Letter of Credit shall have the meaning set forth in Section 2.6(v) of this Agreement.

Review Period shall have the meaning set forth in Section 7.4 of this Agreement.

Rules shall have the meaning set forth in Section 16.1 of this Agreement.

Seller(s) shall have the meaning set forth in the preamble of this Agreement.

Sellers’ Closing Conditions shall have the meaning set forth in Section 4.3 of this Agreement.

Sellers’ Representative shall have the meaning set forth in Section 14.8(a) of this Agreement.

Shares shall have the meaning set forth in Recital (d) to this Agreement.

Shares Price means the total amount of Euro equal to 7.73% of the Provisional Purchase Price Amount, to be paid by the Buyer to the Sellers pursuant to this Agreement in consideration for the purchase and sale of the Shares (subject to any adjustments pursuant to Article 7).

Target Net Working Capital means €14,100,000.

Tax Basket shall have the meaning set forth in Section 10.5(iii)(b) of this Agreement.

Tax Return means any report, return, declaration, claim for refund, information return, or statement related to Taxes that is supplied or required to be supplied to a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

Taxes means any forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, charges, fees, assessments and levies, including, without limitation, corporate taxes (including, but not limited to, the Imposta Regionale sulle Attività Produttive – IRAP and the Imposta sul Reddito delle Società – IRES), capital gain taxes, value added taxes, income taxes, sales tax, use tax, excise tax, transfer tax, stamp duties and registration and similar taxes, net asset taxes, capital taxes, real estate and real estate transfer taxes, mortgage and cadastral taxes, escheat, abandoned or unclaimed property liabilities, environmental taxes, waste taxes, taxes to be withheld, any deductibles relating to wages, salaries and benefits, charges, collection fees, social security charges and contributions, employment and unemployment taxes, and/or liabilities which are calculated with reference to taxes, transfer pricing or inventory valuations, together with any interest, fine or penalty, addition to tax, or additional amount, in each case, imposed by any taxing authority of any Governmental Authority.  Tax shall mean any of them.

Third Party Claim shall have the meaning set forth in Section 10.6 of this Agreement.

Tobin Tax means the financial transaction Tax (so-called Tobin Tax) pursuant to Article 1, paragraphs 491-500, of Law no. 228 of December 24, 2012 and the Decree of the Ministry of Economy and Finance of March 21, 2013 as subsequently supplemented and amended.

Transfer Deed shall have the meaning set forth in Section 6.2(i) of this Agreement.

Transferred Shares shall have the meaning set forth in Recital (d) to this Agreement.

Transaction Expenses means, collectively, (i) all costs and expenses incurred or accrued, at any time prior to or at the Closing, in connection with the vendor due diligence carried out in connection with the transactions contemplated by this Agreement or the preparation, negotiation, execution and consummation of this Agreement and the transactions contemplated hereby that have been incurred by or on behalf of any Group Company or for which any Group Company (or the Buyer or any of its Affiliates, based on Contracts or other arrangements entered into prior to the Closing by any Group Company, any Seller or any of their respective Affiliates) may otherwise be or become liable following the Closing, including all brokerage commissions, fees, expenses of and disbursements to any financial advisor or finder and all fees and disbursements of attorneys, accountants, and other advisors or service providers; (ii) the Gripper Co-Investors Merger Expenses; and (iii) any Tobin Tax to the extent not fully paid by the Sellers pursuant to Section 6.2(ii)(g).  Notwithstanding the foregoing, “Transaction Expenses” shall not include any liability to the extent reflected in the calculation of the Closing Date Debt or the Closing Date Net Working Capital.

UC Facilities Agreement means the EUR 65,000,000 facilities agreement dated July 8, 2016, entered into by and among AGIC BV (as guarantor), Gripper Italia S.r.l. (which has been subsequently merged into the Company) (as borrower), UniCredit S.p.A. (as mandated lead arrangers and bookrunners and lender), Banca IMI S.p.A. (as mandated lead arrangers and bookrunners and lender), Crédit Agricole Cariparma S.p.A. (as lender) and UniCredit Bank AG – Milan Branch (as agent and security agent), as amended pursuant to the waiver and amendment letters dated October 13, 2016, December 21, 2016 and December 6, 2017 and as amended and reinstated pursuant to the amendment agreement dated December 22, 2017, as from time to time further amended.

UC Financing means the financing in place between the Company and MTM (as successor to Bemo S.r.l. as a result of the merger of the latter into MTM) and the Lenders, details of which are contained in Schedule E, pursuant to the UC Facilities Agreement and the relevant Finance Documents.

UC Release Letter means a letter duly executed by UniCredit Bank AG – Milan Branch, in its capacity as agent and security agent under the UC Facilities Agreement, in a form reasonably satisfactory to the Sellers and the Buyer and acceptable to UniCredit Bank AG – Milan Branch, confirming:

(i)	the exact amount of the Outstanding Debt under the UC Financing and the Finance Documents as of the Closing Date;

(ii)	that, upon the repayment of the Outstanding Debt under the UC Financing at Closing:

(a)	the UC Facilities Agreement will terminate as of the Closing Date;

(b)	the Pledges will be released and cancelled at Closing;

(c)	any guarantee issued by any guarantor or other security created to secure the UC Financing will be released and cancelled at Closing;

(d)	any other Finance Documents will be terminated; and

(e)
the UC Financing and the obligations arising from the Finance Documents shall be deemed, respectively, fully repaid and satisfied and the Company and MTM will be fully released from any and all obligations and liabilities under UC Facilities Agreement, the Finance Documents and any agreements contemplated thereby;

(iii)
the presence of the Finance Parties (or of UniCredit Bank AG – Milan Branch, also for and on behalf of the Finance Parties) at the Closing for the purposes of, inter alia, entering into the deeds of termination, release and/or cancellation, as the case may be, of the Finance Documents, the guarantee and the other security documents securing the UC Financing.

US Tax Code shall have the meaning set forth in Section 8.14(v) of this Agreement.

Warranties shall have the meaning set forth in Article 8 of this Agreement and Warranty shall mean any of them.

Xenon Fund shall have the meaning set forth in the preamble of this Agreement.

1.2 References to one gender include all genders.

1.3 The headings of the Articles of this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4 The expressions shall cause to or shall procure that or similar when used throughout this Agreement shall be construed as undertakings by the Parties to which they refer to cause a Person to perform an action or an obligation or to determine a certain result, in each case within the scope of and as contemplated by Article 1381 of the Code.

1.5 For any item, document or information to be considered to have been made available or provided to the Buyer prior to the date hereof, such item or information (i) must have been uploaded at least 3 Business Days prior to the date hereof in complete and unredacted form in the virtual data room hosted by Intralinks under the name “Project Gem” set up by the Sellers and the Company, and included on the CD-Rom attached hereto as Schedule DD, (ii) contained in full in the Schedules, provided that notwithstanding anything in this Agreement to the contrary (including anything in the definitions of the terms “Fairly Disclosed” and “Disclosed Items”), the documents listed in Schedule 1.5 shall be deemed made available or provided to the Buyer by the Sellers for the purposes of compliance by the Sellers with the Warranties requiring such documents to have been made available or provided to the Buyer, but shall not be deemed Disclosed Items or Fairly Disclosed, nor shall their inclusion on any other Schedule to this Agreement have any effect, for the purpose of any qualification of the Warranties.

1.6 Each of the Sellers, the AGIC Fund, the Xenon Fund,  and Gripper Co-Investors, on the one hand, and each of the Buyer and Parent, on the other hand, shall be considered as a single Party to this Agreement.

1.7 Below is a list of the Schedules, Exhibits and Annexes attached to this Agreement, which form an integral and substantial part hereof:

Schedule A – Aggregate Price Allocation

Schedule B – Illustrative Calculations of Cash, Debt and Net Working Capital

Schedule C – Minority Buyout Agreements

Schedule DD – Data Room CD-Rom

Schedule E – Details of the UC Financing

Schedule S – List of Individual Sellers

Schedule 1.5 – Additional Provided Documents

Schedule 2.3 – Sellers’ Bank Details

Schedule 2.4 – Closing Notice

Schedule 2.6 - Letter of Credit

Schedule 3.1 - Approved Interim Period Transactions

Schedule 3.5 – Payment Instructions for the Outstanding Debt under the UC Financing

Schedule 4.2(iv) – List of Certain Employees

Schedule 6.2(i) – Transfer Deed

Schedule 6.2(ii)(e) – New Directors and Statutory Auditors of the Company

Schedule 6.2(ii)(f) – New Directors and Statutory Auditors of Gripper Co-Investors

Schedule 6.2(iii)(e) – Buyer’s Release Certificate

Schedule 8.3(i)(a) – Proportions of the Quotas and the Shares as at the date of this Agreement

Schedule 8.3(i)(b) – Proportions of the Quotas and the Shares as at the Closing

Schedule 8.3(iii)(a) – List of the Group Companies

Schedule 8.3(iii)(b) – Owner of Interests in the Group Companies

Schedule 8.3(iii)(c) – Interests owned by the Group Companies

Schedule 8.3(iv) – Proposed Buyout Amendments

Schedule 8.5(i) – By-laws of the Company and By-laws of Gripper Co-Investors

Schedule 8.9(i) – Permitted Actions since the Reference Date

Schedule 8.13(i) – Indebtedness

Schedule 8.14(vi) – Details of the Group Companies

Schedule 8.15(ii) – Real Properties

Schedule 8.16(ii) – List of Registered Rights

Schedule 8.17(i)(a) – List of Employees

Schedule 8.17(i)(b) – List of Non-Employees

Schedule 8.17(i)(c) – List of Agents

Schedule 8.17(iv) – Benefit Plans

Schedule 8.17(vii) – Collective Bargaining Agreements

Schedule 8.18(i) – Litigation

Schedule 8.19(i) – Material Contracts

Schedule 8.19(iii) – Additional Contracts

Schedule 8.19(iv) – Change of Control Clauses

Schedule 8.21 – Insurance Policies

Schedule 8.24(i) – Related Party Transactions

Schedule 8.24(ii) – Related Party Transactions that Survive the Closing

Schedule 10.13 – Certain Persons

Schedule 12.3(i)(a) – List of Restricted Persons

Schedule 12.3(i)(b) – List of exceptions to “Competitive Activities” for existing passive investments

Schedule 12.3(ii) – List of Persons that AGIC and HDX may not acquire for 18 months

ARTICLE 2 – PURCHASE AND SALE OF THE QUOTAS AND THE SHARES

2.1   Pursuant to the terms and subject to the conditions set forth in this Agreement:

(i)
the Quotas Sellers hereby agree to sell to the Buyer, and the Buyer hereby agrees to purchase from the Quotas Sellers, the Quotas against the payment of the Quotas Price (as may be adjusted pursuant to Article 7), which shall be allocated among the Quotas Sellers as set forth on Schedule A; and

(ii)
the Sellers hereby agree to sell to the Buyer, and the Buyer hereby agrees to purchase from the Sellers, the Shares against the payment of the Shares Price (as may be adjusted pursuant to Article 7), which shall be allocated among the Sellers as set forth on Schedule A.

2.2   In consideration for the sale and transfer of the Quotas and the Shares, at the Closing the Buyer shall:

(i)	pay the Quotas Price to the Quotas Sellers in accordance with Section 6.2(iii)(b);

(ii)	pay the Shares Price to the Sellers in accordance with Section 6.2(iii)(b); and

(iii)	reimburse to the Lenders the Outstanding Debt under the UC Financing as per Section 6.2(iii)(c).

2.3The payment of the Provisional Purchase Price Amount at the Closing shall be made in immediately available funds by wire transfers, in the amounts and to the bank accounts set forth on Schedule 2.3.

2.4   Not less than five Business Days prior to Closing, the Sellers will (and, as the case may be, shall cause the Company to) deliver to the Buyer a notice, substantially in the form of Schedule 2.4 (the Closing Notice), which will set forth the aggregate amount of the Outstanding Debt under the UC Financing as at the Closing Date, the allocation of such amount among the Finance Parties, and relevant payment instructions, it being understood that the amount of the Outstanding Debt under the UC Financing indicated in the Closing Notice shall be the exact amount of the Outstanding Debt under the UC Financing indicated in the UC Release Letter.  Prior to the Closing, and subject to receipt of the UC Release Letter, the Sellers shall (i) negotiate with the Financing Parties any documentation necessary or advisable to fulfill their obligations under Section 6.2(ii)(c) as of the Closing in accordance with its terms, (ii) provide the Buyer with a reasonable opportunity to review and participate in the negotiation of such termination and release documentation in advance of the Closing, and (iii) incorporate Buyer’s reasonable comments on such documentation.

2.5   By signing this Agreement:

(i)
each of the Quotas Sellers and Gripper Co-Investors hereby provides, also pursuant to Article 7 of the By-Laws, irrevocably and unconditionally, its consent to the transfer of the respective portions of the Quotas by the Quotas Sellers to the Buyer on the terms set forth in this Agreement and irrevocably waives (A) any pre-emption right or contractual right of first refusal or any similar right granted to it on such portions of the Quotas and (B) in the case of the Quotas Sellers, any claims or rights such Party or any of its Affiliates may have against Buyer, any Group Company or any of their respective Affiliates regarding the allocation among the Sellers of any of the consideration to be delivered in respect of the Quotas hereunder, except to the extent that Buyer fails to comply with the express terms of Schedule A regarding such allocations, and each Quota Seller acknowledges and agrees that such Schedule was prepared by the Sellers and that the Buyer is entitled to conclusively rely on the allocation set forth therein.  Without prejudice to the above, each of the Quotas Sellers and Gripper Co-Investors undertakes to execute, on the Closing Date (or before the Closing Date if not practicable thereon), any further document or deed that may be reasonably required in order to further formalize the consent pursuant to Article 7 of the By-Laws and the waiver of the above mentioned rights; and

(ii)
each Seller hereby provides, also pursuant to Article 9 of the by-laws of Gripper Co-Investors, irrevocably and unconditionally, its consent to the transfer of the respective portions of the Shares by the other Sellers to the Buyer (as resulting from the Gripper Transfer) on the terms set forth in this Agreement and irrevocably waives (A) any pre-emption right or contractual right of first refusal or any similar right granted to it on such portions of the Shares and (B) any claims or rights such Seller or any of its Affiliates may have against Buyer, any Group Company or any of their respective Affiliates regarding the allocation among the Sellers of any of the consideration to be delivered in respect of the Shares hereunder, except to the extent that Buyer fails to comply with the express terms of Schedule A regarding such allocations, and each Seller acknowledges and agrees that such Schedule was prepared by the Sellers and that the Buyer is entitled to conclusively rely on the allocation set forth therein.  Without prejudice to the above, each Seller undertakes to execute, on the Closing Date (or before the Closing Date if not practicable thereon), any further document or deed that may be reasonably required in order to further formalize the consent pursuant to Article 9 of the by-laws of Gripper Co-Investors and the waiver of the above mentioned rights.

2.6   Letter of Credit.

(i)
As a condition and inducement to the Buyer’s and the Parent’s willingness to enter into this Agreement, the Sellers have agreed to establish, for the benefit of the Buyer, no later than the Closing, an irrevocable standby letter of credit issued by Standard Chartered, or another bank acceptable to the Buyer (the Issuing Bank) in the face amount of €25,000,000, and substantially in the form attached hereto as Schedule 2.6 (the Letter of Credit), which may be drawn by the Buyer or its designee in accordance with the terms hereof and thereof to satisfy any claims (a) made by the Buyer or any of its Affiliates on or prior to the first anniversary of the Closing under Article 10, as further set forth therein, or (b) in respect of any Aggregate Price Downward Adjustment or any Buyout Shortfall, in each case if and to the extent that the Purchase Price Holdback Amount is insufficient.  The Letter of Credit shall expire in accordance with its terms on the first anniversary of the Closing Date (such expiration date, as it may be extended from time to time as set forth below, the LC Expiration Date), subject to the following provisions of this Section 2.6.

(ii)
The Sellers covenant and agree that, except as expressly set forth in the Letter of Credit, there shall be no conditions precedent to the obligations of the Issuing Bank to provide funds to the Buyer or its designee under the Letter of Credit or any contingencies that would or would reasonably be expected to reduce the total amount available to be drawn under the Letter of Credit.

(iii)
The Letter of Credit, when delivered pursuant to Section 2.6(i), shall be a legal, valid and binding obligation of the Issuing Bank, and in full force and effect.  On or prior to the date of issuance of the Letter of Credit, the Sellers shall pay in full any and all commitment or other fees or expenses required to be paid on or before the Closing Date in connection with or pursuant to the terms of the Letter of Credit or any financing facility or reimbursement agreement under which the Letter of Credit is issued.

(iv)
Notwithstanding anything to the contrary contained in this Agreement, any failure by the Sellers to comply with the provisions of Sections 2.6(i), 2.6(ii) and 2.6(iii) shall be deemed to constitute a material breach by the Sellers of this Agreement.

(v)
In the event that, prior to the then-current LC Expiration Date, the Buyer or any of its Affiliates have any pending claims under Article 10 or in respect of any Aggregate Price Downward Adjustment or any Buyout Shortfall (in each case, which have not yet been finally determined in accordance with this Agreement), the Sellers shall cause to be delivered, no later than one Business Day prior to the then-current LC Expiration Date, an extension of the Letter of Credit or a replacement irrevocable standby letter of credit from the Issuing Bank (or another bank acceptable to the Buyer) in favor of the Buyer, and in substantially the same form as the Letter of Credit (including, for the avoidance of doubt, the same conditions to drawing as the Letter of Credit), in a face amount equal to the lesser of (a) the then-remaining face value (after any drawing and any extension or replacement of the Letter of Credit pursuant to this Section 2.6(v)) of (1) the Letter of Credit or (2) in case of any prior extension or replacement of the Letter of Credit pursuant to this Section 2.6(v), the then-current Replacement Letter of Credit (in each case, less any Tax Deposit already paid by the Sellers, to the extent not already deducted from the face value of the Letter of Credit or any prior Replacement Letter of Credit and not subsequently returned to the Sellers) and (b) the aggregate amount of all of such then-outstanding claims (each such extension or replacement, a Replacement Letter of Credit).

(vi)
The Sellers shall cause to be delivered subsequent Replacement Letters of Credit so that the Buyer and the Parent at all times are the beneficiary of a Letter of Credit or Replacement Letter of Credit satisfying the requirements of Section 2.6(v) until the final and non-appealable determination of (a) all claims by the Buyer or any of its Affiliates made on or prior to the first anniversary of the Closing Date under Article 10 and (b) all claims in respect of any Aggregate Price Downward Adjustment or any Buyout Shortfall.

(vii)
The Sellers will cause to be paid in full any and all commitment or other fees or expenses required to be paid in connection with or pursuant to the terms of any Replacement Letter of Credit or any financing facility or reimbursement agreement under which any Replacement Letter of Credit is issued.

(viii)
Failure to deliver a Replacement Letter of Credit in accordance with the terms of this Section 2.6 shall entitle the Buyer and/or the Parent to immediately draw the full claimed amount of all of the then-outstanding claims by the Buyer and its Affiliates under the Letter of Credit or Replacement Letter of Credit, as applicable, then in effect; provided that if it is later determined that the Buyer or its applicable Affiliate is not the prevailing party with respect to the claims  (or portion thereof) for which the amounts were drawn under the Letter of Credit or Replacement Letter of Credit, or that the Buyer or its applicable Affiliate is not entitled to the amounts drawn from the Letter of Credit or Replacement Letter of Credit, then the Buyer shall promptly return to the Sellers (based on the Aggregate Price Allocation) all such amounts drawn under the Letter of Credit or Replacement Letter of Credit to which the Buyer and its Affiliates were not so entitled.

(ix)
The Sellers shall reasonably cooperate with the Buyer (including by providing notices or joint instructions to the Issuing Bank, if and to the extent required under the Letter of Credit) in order to cause the prompt payment to the Buyer or its designee by the Issuing Bank of any amounts due to the Buyer or its designee hereunder and for which the Buyer has validly requested payment pursuant to the Letter of Credit in accordance with the terms of the Letter of Credit and this Agreement.

2.7   Notwithstanding any provision of this Agreement to the contrary, the Buyer is permitted to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any applicable provision of Tax Law.  To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Authority, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 3 – INTERIM COVENANTS

3.1   The Sellers hereby covenant and agree to procure, pursuant to Article 1381 of the Code, that the Business and each Group Company, from the date of execution of this Agreement to the Closing (the Interim Period), will be managed in a diligent and prudent manner and only in the ordinary course of business consistent with past practice, except as otherwise expressly provided for in this Agreement or as previously consented to in writing by the Buyer.  Without prejudice to the generality of the foregoing, the Sellers covenant and agree that, except as otherwise expressly set forth in Schedule 3.1, they shall cause each Group Company to, in each case in the Interim Period:

(i)	keep all machinery owned or used in good operating condition and good state of repair, subject to ordinary wear and tear;

(ii)	maintain in full force and effect all the insurance policies currently existing;

(iii)
not terminate, amend or withdraw from any of the Material Contracts currently in force and effect, and not enter into any Contract that would be a Material Contract if it had been entered into immediately prior to the execution of this Agreement;

(iv)	not assume any obligations or undertake expenses or duties or carry out sales of goods or assets outside the ordinary course of the Business and sound business practices;

(v)
(A) not issue, sell, pledge, dispose of or enter into any Contract with respect to any securities of any type or nature, including any options, warrants, bonds, subscription or conversion rights, (B) not amend the terms of any outstanding securities, (C) not purchase, redeem or otherwise acquire any outstanding securities, except for the completion of any Key Minority Buyout in accordance with the terms of the respective Key Minority Buyout Agreement (provided that the representations and warranties given by the respective sellers in the relevant transfer deeds may be limited to title and capacity), and (D) not execute Contracts or assume obligations of any nature under which it would be obligated, under condition or otherwise, to purchase, redeem, issue or sell any securities, including any equity interests;

(vi)
not increase its corporate capital or issue new equity interests or carry out any extraordinary corporate transactions such as a merger, de-merger, conversion, liquidation, purchase or sale of business or segment of business (acquisto o cessione di azienda o ramo d’azienda);

(vii)
neither provide financing or guarantees or incur or assume any Debt in favor of any Person nor release guarantees provided by any Person (if any), in each case other than in the ordinary course of and consistent with the past practice of the Business and sound business practices in accordance with a Material Contract in effect as of the date hereof;

(viii)	not create Liens on Properties or Real Properties, other than those arising by operation of Law;

(ix)
(A) not increase or modify (or agree to increase or modify) the remuneration or benefits (including wages/salaries/commissions) payable or provided to any current or former employees, agents and other service providers other than pursuant to mandatory provisions of the applicable collective bargaining agreement or any applicable Law, (B) not hire any new employee, agent or other service provider, other than new hires that, in the aggregate, do not result in additional compensation expense to the Group in the aggregate (inclusive of all salaries, bonuses and employee benefits) in an amount in excess of 1% of the aggregate compensation of all Group employees, agents and service providers as of the date hereof, (C) not terminate other than for cause the employment or service of any employee, agent or other service provider, (D) not adopt, enter into, modify or terminate any Benefit Plans or collective bargaining or similar labor agreements, other than pursuant to applicable Law, (E) not cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits, and (F) not grant new awards or pay any non-accrued awards or accelerate the vesting of or lapsing of restrictions with respect to any incentive compensation;

(x)	not change or modify its accounting principles and methodologies;

(xi)	not make or authorize capital expenditures in excess of Euro 100,000;

(xii)	not authorize, enter into or make any transaction with any Seller or any Affiliate of any Seller (other than another Group Company);

(xiii)	not declare or pay any dividend (whether from accrued profits or equity reserves);

(xiv)	not amend its articles of association, bylaws or any other organizational documents, except as may be required by any mandatory provision of any applicable Law;

(xv)	not enter into any partnership or joint venture with any Person or agree to invest in or make capital contributions to any Person;

(xvi)	not adopt any plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(xvii)
not (A) make, change, or revoke any material Tax election; (B) adopt or change any material Tax accounting method or change any annual Tax accounting period; (C) file any material amended Tax Return; (D) settle or compromise any audit or other proceeding relating to a material amount of Tax; (E) file any Tax Return in a manner not consistent with past practice; (F) enter into any closing agreement or similar agreement with any taxing authority; (G) apply for or request any Tax ruling; (H) surrender any right to claim a material refund of Taxes; or (I) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than any extension resulting from filing Tax Returns by the extended due date);

(xviii)	not sell, lease, transfer or otherwise dispose of any Intellectual Property Rights or any material assets or businesses, other than sales of inventory in the ordinary course of business;

(xix)
not create any Lien on any material asset, except, for the sake of clarity, any Lien arising by operation of Law in connection with transactions carried out in the ordinary course of business consistent with past practice;

(xx)	not enter into any new line of business or enter into business in any country in which the Group does not already operate as of the date hereof;

(xxi)
not bring, settle or propose to settle any pending or threatened Action, or waive any claim in respect of any Action, or make any counterclaim or take any other action with respect to any Action existing as of the date hereof;

(xxii)
not agree, authorize or commit to do any of the foregoing actions, and not do anything which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement; and

(xxiii)	not do anything which may adversely affect the effectiveness of any Registered Rights.

3.2   The Sellers shall promptly inform the Buyer in writing of any of the transactions or actions falling under the restrictions set out in Section 3.1 that any Group Company may intend to carry out during the Interim Period (each an Interim Transaction).  Each Interim Transaction is subject to the Buyer’s prior written consent, provided that such consent will not be unreasonably withheld or delayed.  When seeking such consent, the Sellers shall, or shall cause the relevant Group Company to, provide the Buyer with all information reasonably requested by the Buyer to take a timely and informed decision to approve or not to approve the intention of such Group Company to take any of such Interim Transaction.  Provisions under Section 3.1 will not prevent any Interim Transaction which is required to comply with any order from any Governmental Authority, including any judicial enforceable decision on a temporary basis (provvedimento provvisoriamente esecutivo).

3.3   From the date of this Agreement until the Closing Date, the Sellers shall and shall cause the Group Companies to afford to representatives of the Buyer, upon reasonable advance notice, reasonable access to the books and records and personnel of the Group Companies during normal business hours, in accordance with reasonable procedures established by the Sellers.

3.4   Subject to the terms and conditions of this Agreement, the Buyer and the Sellers will cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to fulfill the Closing Conditions and otherwise to consummate the transactions contemplated by this Agreement.  The Sellers and the Buyer will, and the Sellers (prior to the Closing) and the Buyer (after the Closing) will cause any Group Company to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Sellers and the Buyer will cooperate with one another (a) in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts in connection with the transactions contemplated by this Agreement and (b) in taking such reasonable actions to obtain any such actions, consents, approvals or waivers on a timely basis.

3.5   The Sellers shall procure that, prior to Closing, the Company and MTM deliver to the Buyer written instructions, substantially in the form attached in Schedule 3.5, to pay at the Closing the Outstanding Debt under the UC Financing to Lenders in the amounts identified in the Closing Notice.

ARTICLE 4 – CONDITIONS PRECEDENT TO CLOSING

4.1   The obligations of the Sellers and the Buyer to consummate the Closing are subject to the satisfaction or (if permitted by applicable Law) waiver by the Buyer and the Sellers’ Representative of the following conditions precedent (the Mutual Closing Conditions):

(i)	the Clearance shall have been obtained;

(ii)
no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting consummation of the transactions contemplated hereby; and

(iii)	UniCredit Bank AG – Milan Branch, in its capacity as agent and security agent under the UC Facilities Agreement, shall have issued the UC Release Letter.

4.2   The obligation of the Buyer to consummate the Closing is subject to the satisfaction or waiver by the Buyer of the following additional conditions precedent (the Buyer Closing Conditions):

(i)
(a) The Fundamental Warranties of the Sellers and the Warranty set forth in Section 8.19(iii) shall be true and correct in all respects as of the date hereof and as of the Closing Date (or, if made as of a specific date, as of such date) as if made on and as of the Closing Date (or, if made as of a specific date, as of such date); and (b) all of the Warranties of the Sellers set forth in Article 8 (other than the Fundamental Warranties) shall be true and correct as of the date hereof and as of the Closing Date (or, if made as of a specific date, as of such date) as if made on and as of the Closing Date (or, if made as of a specific date, as of such date), except where the failure of the Warranties described in this clause (b) to be so true and correct would not, and would not reasonably be expected to, result, individually or in the aggregate, in losses, liabilities or other obligations of the Group in excess of the Basket.

(ii)
The covenants and agreements of the Sellers set forth in this Agreement to be performed on or before the Closing Date shall have been performed in all material respects in accordance with this Agreement.

(iii)	From the date of this Agreement until the Closing Date, no Material Adverse Effect shall have occurred.

(iv)
The employment agreements between the Company, on the one hand, and each of the persons listed on Schedule 4.2(iv), on the other hand, with respect to their post-Closing employment, in the respective forms agreed with the Parent prior to the date hereof, redacted copies of which have been provided to the Sellers prior to the date hereof, shall have been executed by each such person and shall remain in full force and effect.

(v)	The executed Letter of Credit shall have been delivered to the Buyer in the form attached hereto as Schedule 2.6.

(vi)	The Key Minority Buyouts shall have been completed (or will be completed substantially simultaneously with the Closing) in accordance with the Key Minority Buyout Agreements.

(vii)
The Buyer shall have received a certificate, dated as of the Closing Date and signed either by all the Sellers (in which case, with regard to AGIC BV and HDX, such certificate shall have been signed by their respective authorized officers on their behalf) or by an authorized officer of the Sellers’ Representative on behalf of all the Sellers, stating that the conditions specified in Sections 4.2(i), (ii), (iii) and (vi) have been satisfied.

4.3   The obligations of the Sellers to consummate the Closing are subject to the satisfaction or waiver by the Sellers’ Representative of the following additional conditions precedent (the Sellers’ Closing Conditions):

(i)
(a) The Fundamental Warranties of the Buyer shall be true and correct in all respects as of the date hereof and as of the Closing Date (or, if made as of a specific date, as of such date) as if made on and as of the Closing Date (or, if made as of a specific date, as of such date); and (b) all of the other representations and warranties of the Buyer set forth in Article 9 shall be true and correct as of the date hereof and as of the Closing Date (or, if made as of a specific date, as of such date) as if made on and as of the Closing Date (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties described in this clause (b) to be so true and correct (without giving effect to any “materiality” or similar qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (1) the Buyer’s ability to validly consummate the Closing in accordance with the terms of this Agreement or (2) the Parent’s ability to fulfill its obligations pursuant to Section 12.8.

(ii)
The covenants and agreements of the Buyer set forth in this Agreement to be performed on or before the Closing Date shall have been performed in all material respects in accordance with this Agreement.

(iii)
The Sellers’ Representative shall have received a certificate, dated as of the Closing Date and signed on behalf of the Buyer by an authorized officer of the Buyer, stating that the conditions specified in Sections 4.3(i) and (ii) have been satisfied.

4.4   The Parties agree as follows:

(i)
The Parties shall (and shall cause their Affiliates to) not take any action or omit to take any action (including entering into any transaction, agreement or other arrangement) that might reasonably be expected to make it impossible, or more difficult or onerous to fulfil any of the Closing Conditions or to result in any delay in satisfying any of the Closing Conditions.

(ii)
The Buyer shall give evidence to the Sellers and the Sellers, each as an individual obligor, shall give evidence to the Buyer of the satisfaction of a Closing Condition (insofar it relates to the notifying Party) or of the impossibility to satisfy such Closing Condition, in each case promptly after becoming aware of the same.

ARTICLE 5 – RIGHT TO TERMINATE

5.1   This Agreement may be terminated at any time prior to completion of the Closing:

(i)	by mutual written agreement of the Sellers’ Representative and the Buyer;

(ii)	by any Seller or the Buyer, if:

(a)
the Closing has not occurred on or before the Long-Stop Date; provided that the right to terminate pursuant to this clause shall not be available to a Party if such Party’s failure to perform any covenant or obligation under this Agreement has been the primary cause of or has resulted in the failure of the Closing to occur on or before such date; or

(b)
if any Law shall have been enacted, issued, promulgated, enforced or entered that would give rise to the failure of the condition set forth in Section 4.1(ii) to be satisfied and, in the case of an injunction or other order, such order has become effective, final and non-appealable;

(iii)
by the Sellers’ Representative, if any representations or warranties made by the Buyer in this Agreement fail to be true and correct or the Buyer shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, and such failures or breaches, either individually or in the aggregate, (A) would give rise to the failure of any of the Sellers’ Closing Conditions set forth in Section 4.3(i) or 4.3(ii) and (B) (1) cannot be cured prior to the Long-Stop Date or (2) if capable of being cured by such date, have not been cured within 30 days after the date that the Sellers’ Representative notifies the Buyer of such failure or breach; or

(iv)
by the Buyer, if any Warranties made by the Sellers in this Agreement fail to be true and correct or any of the Sellers shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, and such failures or breaches, either individually or in the aggregate, (A) would give rise to the failure of any of the Buyer Closing Conditions set forth in Section 4.2(i), 4.2(ii) or 4.2(iii) and (B) (1) cannot be cured prior to the Long-Stop Date or (2) if capable of being cured by such date, have not been cured within 30 days after the date that the Buyer notifies the Sellers’ Representative of such failure or breach.

5.2   In the event of termination of this Agreement by any Party pursuant to Section 5.1, written notice of such termination shall be given by the terminating Party to the other Parties.

5.3   The Parties agree as follows:

(i)
In the event of a termination of this Agreement pursuant to Section 5.1, the provisions set out in this Section 5.3, Articles 13, 15 and 16 and Sections 14.6 and 14.7 shall continue to be effective.  All other provisions and obligations of the Parties shall be void and cease to have effect; provided that nothing in this Agreement shall relieve any Party hereto from liability for breach by such Party of its covenants and obligations under this Agreement prior to its termination.

(ii)
Any failure to exercise or delay in exercising any right to terminate this Agreement shall under no circumstances be deemed to constitute a waiver of any other right a Party may have under or in connection with this Agreement.

ARTICLE 6 – THE CLOSING

6.1   The Closing shall take place at 8:30 a.m. local time on the Closing Date before the notary public Ms. Maria Laura Cavallotti of Milan (the Notary Public), at the offices of Gianni, Origoni, Grippo, Cappelli & Partners in Milano (Italy), Piazza Belgioioso no. 2, or at such other place, date and/or time as the Buyer and the Sellers’ Representative may hereafter determine by mutual written agreement.

6.2   In addition to any other action to be taken and to any other instrument to be executed and/or delivered pursuant to this Agreement, at the Closing:

(i)
the Quotas Sellers (each being responsible only for its own performance of its obligation hereunder) shall execute with the Buyer, before the Notary Public, a notarized deed of transfer of the Quotas substantially in the form attached as Schedule 6.2(i) (the Transfer Deed), provided however that the Transfer Deed will be signed by the Quotas Sellers immediately after the payment of the Provisional Purchase Price Amount and the repayment of the Outstanding Debt under the UC Financing contemplated by Sections 6.2(iii)(b) and (c) are received by, respectively, the Sellers and the Lenders.  Following the Quotas Sellers’ signatures, the Buyer will sign the Transfer Deed and the signatures affixed by the Parties on such Transfer Deed will be notarized by the Notary Public, provided further that the terms of the Transfer Deed will in no way amend, supersede or novate any of the provisions set forth in this Agreement which will remain in full force and effect and, in case of inconsistencies, will prevail over any conflicting provision in the Transfer Deed;

(ii)	the Sellers shall:

(a)
(each being responsible only for its own performance of its obligation hereunder in respect of the portion of the Shares to be transferred by it under this Agreement) endorse, pursuant to article 2355 of the Code before the Notary Public, the certificates representing all of the Shares to the Buyer, provided that the signatures affixed by the Sellers on the endorsements of such certificates will not be notarized by the Notary Public and the endorsed share certificates will not be released to the Buyer until the payment of the Provisional Purchase Price Amount and the repayment of the Outstanding Debt under the UC Financing contemplated by Sections 6.2(iii)(b) and (c) are received by, respectively, the Sellers and the Lenders;

(b)
execute and deliver or cause to be executed and delivered such transfer or other instruments as may be necessary, under applicable Law, to otherwise give full effect to the transactions contemplated by this Agreement;

(c)
subject to the repayment of the Outstanding Debt under the UC Financing contemplated by Section 6.2(iii)(c), procure that the Finance Parties and, respectively, the Company and MTM, as well as any other guarantor and/or security provider under the Finance Documents, sign, execute, deliver and perform all acts, contracts, deeds and actions required to fully, unconditionally and irrevocably terminate all Finance Documents and cancel all the relevant guarantee and security interests, including, without limitation, the Pledges, without any further obligation or condition upon the Buyer, the Group Companies and/or Gripper Co-Investors;

(d)
deliver to the Buyer the resignation letters of the directors and the statutory auditor(s) of each Group Company and Gripper Co-Investors, effective as of the Closing, declaring and acknowledging that all claims (if any) which they may have against the company in which they have had the office of director or statutory auditor are unconditionally released or waived, save for any accrued and unpaid compensation;

(e)
deliver to the Buyer an executed quotaholders’ resolution of the Company whereby the new directors and statutory auditors of the Company listed in Schedule 6.2(ii)(e) are appointed in place of the resigning ones at the Closing, with release and discharge of such resigning ones from any liabilities except in case of willful misconduct (dolo) (including fraud) or gross negligence (colpa grave);

(f)
deliver to the Buyer evidence confirming that a shareholders’ meeting of Gripper Co-Investors was held which resolved upon the appointment of the new directors and statutory auditors of Gripper Co-Investors listed in Schedule 6.2(ii)(f) in place of the resigning ones at the Closing, with release and discharge of such resigning ones from any liabilities except in case of willful misconduct (dolo) (including fraud) or gross negligence (colpa grave); and

(g)
pay or cause to be paid in the appropriate manner 100% of the Tobin Tax payable on the transfer of the Shares from the Sellers to the Buyer (it being agreed that (1) any post-Closing increase in the amount of the Tobin Tax will be fully borne by the Sellers (by increasing Closing Date Transaction Expenses by an amount equal to such increased amount of the Tobin Tax), and (2) any post-Closing decrease in the amount of the Tobin Tax will be to the exclusive benefit of the Sellers (by reducing the Closing Date Transaction Expenses by an amount equal to such decreased amount of the Tobin Tax);

(iii)	the Buyer shall:

(a)
execute with the Quotas Sellers, before the Notary Public, the Transfer Deed, once the Sellers and the Lenders have received the full payment of, respectively, the Provisional Purchase Price Amount and the Outstanding Debt under the UC Financing contemplated by Sections 6.2(iii)(b) and (c), provided that the signatures affixed by the Parties on such Transfer Deed will then be notarized by the Notary Public and provided further that the terms of the Transfer Deed will in no way amend, supersede or novate any of the provisions set forth in this Agreement, which will remain in full force and effect and, in case of inconsistencies, will prevail over any conflicting provision in the Transfer Deed;

(b)
pay the Provisional Purchase Price Amount (comprising the Quotas Price and the Shares Price) to those bank accounts of the Sellers set out in Schedule 2.3, and in accordance with the Aggregate Price Allocation set out in such Schedule 2.3;

(c)
at the Company’s instructions as per Section 3.5, pay on behalf of the Company and MTM, pursuant to Section 2.2(iii) and the provisions of this Agreement, the Outstanding Debt under the UC Financing to the Lenders in the amounts identified, and in accordance with the payment instructions contained, in the Closing Notice, in immediately available funds by wire transfers; and

(d)
pay or cause to be paid in the appropriate manner 100% of any stamp duties, transfer Tax or similar Taxes or charges incurred in connection with the transfer of the Quotas and the Shares (other than the Tobin Tax payable on the transfer of the Shares from the Sellers to the Buyer), including the notarial fees relating thereto, but excluding, for the avoidance of doubt, any income or capital gains Taxes of the Sellers or their direct or indirect owners; and

(e)
deliver to the Sellers a certificate in the form of Schedule 6.2(iii)(e) addressed to the directors and the statutory auditors of any Group Company and Gripper Co-Investors who shall have resigned pursuant to this Agreement, duly executed by the Buyer, pursuant to which the Buyer:  (i) waives and relinquishes any claim and action against such directors and statutory auditors in connection with the activities carried out in the performance of their respective offices (excluding any claims that the Buyer may have against any Seller pursuant to this Agreement); (ii) agrees not to bring, and to cause the Group Companies and Gripper Co-Investors not to bring, any type of action, suit, litigation or claim (including, where applicable, actions pursuant to Articles 2476, 2393 or 2393 bis of the Code) against such resigning directors and statutory auditors (other than claims that the Buyer may have against any Seller pursuant to this Agreement); and (iii) acknowledges and agrees that all these undertakings of Buyer will be irrevocable (within the meaning and for the purposes of Article 1411 of the Code) and will remain in full force and effect until such time when any claim against such resigning directors or statutory auditors is barred by virtue of the expiration of the applicable statute of limitations, all of the above except in case of willful misconduct (dolo) (including fraud) or gross negligence (colpa grave) of such resigning directors or statutory auditors.

6.3   All actions and transactions constituting the Closing as provided for in this Article 6 shall be regarded as one and a single transaction so that, at the option of the Party having an interest in the carrying out of any specific action or transaction, no action or transaction shall be deemed to have taken place if and until all other actions and transactions constituting the Closing shall have taken place as provided in this Agreement.

ARTICLE 7 – PURCHASE PRICE ADJUSTMENTS

7.1   At least seven Business Days prior to the anticipated Closing Date, the Sellers shall deliver to the Buyer a statement setting forth the Sellers’ good-faith estimates of, and reasonable supporting detail in respect of the underlying assumptions and calculations for, each of the following:  (a) the Closing Date Cash (such amount, as may be updated pursuant to Section 7.2, the Estimated Cash), the Closing Date Debt (such amount, as may be updated pursuant to Section 7.2, the Estimated Debt), the Closing Date Net Working Capital (such amount, as may be updated pursuant to Section 7.2, the Estimated Net Working Capital), and the Closing Date Transaction Expenses (such amount, as may be updated pursuant to Section 7.2, the Estimated Transaction Expenses), and (b) the Estimated Aggregate Price (all of the foregoing, as may be updated pursuant to Section 7.2, collectively, the Estimated Closing Statement).  The Estimated Closing Statement and the determinations contained therein shall be prepared by the Sellers in accordance with this Agreement; and the Estimated Aggregate Price set out therein (as may be updated pursuant to Section 7.2) shall be used to calculate the Provisional Purchase Price Amount to be paid by the Buyer at Closing.

7.2   Following delivery of such Estimated Closing Statement, the Buyer and the Sellers shall negotiate in good faith to resolve any items disputed by the Buyer in such Estimated Closing Statement prior to the Closing, and the Estimated Closing Statement shall be updated accordingly to reflect any such resolution prior to the Closing, except that, to the extent that the Sellers and the Buyer cannot agree by the Closing Date, then with respect to each item that remains in dispute, the amount of such item set forth in the Estimated Closing Statement sent by the Sellers’ Representative pursuant to Section 7.1 will be used for the purpose of calculating the Provisional Purchase Price Amount to be paid by the Buyer at the Closing, subject to the following Sections of this Article 7.

7.3   As soon as reasonably practicable after the Closing Date, but in no event later than 120 days after the Closing Date, the Buyer shall prepare, or cause the Company to prepare, the Closing Date Balance Sheet and deliver it to the Sellers, including a statement setting forth the Buyer’s calculations of the Closing Date Cash, the Closing Date Debt, the Closing Date Net Working Capital, the Closing Date Transaction Expenses and the Aggregate Price (collectively, the Closing Adjustments).

7.4   Should the Sellers object, in whole or in part, to the Closing Date Balance Sheet or the calculation made by the Buyer of the Closing Adjustments, the Sellers shall do so by sending to the Buyer, no later than 15 days after the Sellers’ receipt of the Closing Date Balance Sheet (the Review Period), a written objection notice (the Objection Notice) setting out in reasonable detail the reasons for such objections, the disputed items (the Disputed Items) and the proposed adjustments, providing appropriate supporting evidence for each such proposed adjustment.  The Closing Date Balance Sheet and the calculation of the Closing Adjustments prepared by the Buyer shall be deemed to have been accepted by the Sellers and therefore to have become final and binding in all respects other than any Disputed Items set forth in an Objection Notice that is timely and properly delivered in accordance with the preceding sentence.  Until expiry of the Review Period, the Buyer shall cause the Group’s management to allow the Sellers and their representatives reasonable access to any Group Company’s data which may be relevant to the Sellers’ review of the Closing Date Balance Sheet, with such access including reasonable cooperation and, without limitation:  (i) access to relevant books, records, other documents and employees of any Group Company during normal business hours and without disruption of such Group Company’s activities and (ii) copies of any document reasonably deemed necessary by Sellers’ representatives in connection with the review of the Closing Date Balance Sheet.

7.5   If no Objection Notice is sent by the Sellers within the Review Period, then the Closing Date Balance Sheet as prepared by the Buyer pursuant to Section 7.1 (including the Closing Adjustments as set forth in the statement annexed thereto) shall be final and binding on the Parties for all purposes of this Agreement.

7.6   Should the Sellers timely send an Objection Notice, the Sellers shall promptly meet the Buyer to review and discuss in good faith the Closing Date Balance Sheet, with a view to reaching an agreement on the Disputed Items.

If the Sellers and the Buyer are unable to agree on the Disputed Items within 5 Business Days of the date of receipt of the Objection Notice, then any of them, within the following 5 Business Days, may submit the Disputed Items that are still outstanding to the final and binding determination of the Auditor who shall act as arbitratore pursuant to Article 1349 of the Code and who shall be instructed to render its determination in writing to the Parties within 20 days of the Auditor’s appointment.  The Buyer, on the one hand, and the Sellers, on the other hand, shall promptly provide the Auditor with their calculations of each Disputed Item that is still outstanding, setting out in reasonable detail the rationale and supporting detail for the proposed calculations.  The determination of the Auditor shall be limited to the Disputed Items that are still outstanding after the meeting of the Buyer and the Sellers contemplated by this Section 7.6 and shall include the determination of each Closing Adjustment that contains a Disputed Item, in each case, in accordance with this Agreement.  The amount of each Disputed Item as finally determined by the Auditor pursuant hereto shall be (i) no more than the higher of the two amounts submitted to the Auditor by the Buyer and the Sellers with respect to such Disputed Item and (ii) no less than the lower of the two amounts submitted to the Auditor by the Buyer and the Sellers with respect to such Disputed Item.

The Buyer shall grant the Auditor access to all relevant books, records or other documents of the Group Companies as reasonably required or necessary, as well as to the Group’s personnel and consultants as reasonably required or necessary in connection with the Auditor’s review and shall make themselves available to discuss the Disputed Items.

7.7   The Parties agree that the determinations of the Auditor in respect of the Disputed Items, the Closing Date Balance Sheet, and the Closing Adjustments shall be final and binding upon them for the purposes of this Agreement in accordance with Articles 1349 and 1473 of the Code and shall not be subject to appeal except in the case of manifest error (errore manifesto).

7.8   All fees and disbursements of the Auditor due in connection with the preparation and delivery of the documentation contemplated in Section 7.6 shall be allocated by the Auditor between the Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.  For example, if the Sellers claim in their Objection Notice that the Aggregate Price should be €1,000 greater than the amount determined by the Buyer in the Closing Date Balance Sheet, and the Buyer contests only €500 of the amount claimed by the Sellers, and if the Auditor ultimately resolves the dispute by awarding the Sellers €300 of the €500 contested, then the costs and expenses of arbitration shall be allocated 60% (i.e., 300 ÷ 500) to the Buyer and 40% (i.e., 200 ÷ 500) to the Sellers.

7.9(a)  If the Aggregate Price as finally determined pursuant to this Article 7 is less than the Estimated Aggregate Price (as may have been updated pursuant to Section 7.2), then the amount equal to such deficit shall be deemed the Aggregate Price Downward Adjustment and, in such a case, (i) the Buyer shall be entitled to retain the full amount of such Aggregate Price Downward Adjustment from the Purchase Price Holdback Amount, (ii) to the extent the Purchase Price Holdback Amount is less than the Aggregate Price Downward Adjustment (such amount, the Aggregate Price Deficit), at the Buyer’s option in its sole discretion, the Buyer or its designee shall be entitled to immediate payment by the Issuing Bank of such amount under the Letter of Credit and (iii) to the extent that the remaining amount under the Letter of Credit is less than the Aggregate Price Deficit or if the Buyer elects not to demand full payment of the Aggregate Price Deficit under the Letter of Credit, the Sellers (each according to the Aggregate Price Allocation and therefore severally and not jointly) shall pay the amount of such Aggregate Price Deficit (to the extent not delivered to the Buyer by the Issuing Bank pursuant to the Letter of Credit under clause (ii) of this Section 7.9(a)) to the Buyer, by wire transfer in immediately available funds on or before the 5th Business Day following the date of determination of the Aggregate Price Downward Adjustment pursuant to this Article 7, to the bank account to be designated by the Buyer at least 3 Business Days prior to the date on which the payment is due.

7.9(b)  If the Aggregate Price as finally determined pursuant to this Article 7 exceeds the Estimated Aggregate Price (as may have been updated pursuant to Section 7.2), then the amount equal to such excess shall be deemed the Aggregate Price Upward Adjustment and, in such a case, the Buyer shall pay the amount of such Aggregate Price Upward Adjustment to the Sellers, based on the Aggregate Price Allocation, on or before the 5th Business Day following the date of determination of the Aggregate Price Upward Adjustment pursuant to this Article 7, in immediately available funds by wire transfer to their respective bank accounts set out in Section 2.3.

7.9(c)  The Parties agree and acknowledge that any portion of the Aggregate Price Downward Adjustment paid by each Quotas Seller pursuant to Section 7.9(a) or any portion of the Aggregate Price Upward Adjustment received by each Quotas Seller pursuant to Section 7.9(b) shall be allocated pro-rata to the portion of the Quotas Price and the portion of Shares Price received by such Quotas Seller at the Closing.

7.10    Minority Buyouts Purchase Price True-Up.  In addition to the foregoing:

(i)
Within 30 days after the approval of the 2018 financial results of the Group Companies, the Buyer shall cause the Company to diligently calculate and deliver to the Buyer and the Sellers’ Representative (a) the final purchase prices payable by the Company to consummate the Other Minority Buyouts in accordance with the Other Minority Buyout Agreements (with the aggregate price paid by the Company to effect such Other Minority Buyouts being referred to as the Final Other Minority Buyouts Price), (b) the final purchase price with respect to each of the Key Minority Buyouts in accordance with the Key Minority Buyout Agreements (such final purchase prices, in the aggregate, being referred to as the Final Key Minority Buyouts Price) and (c) the final purchase price that would have applied to the repurchase by the Company of the 25% of the share capital of MTM that the Company does not already own pursuant to the terms of the MTM Agreement, using the actual 2018 financial results of MTM, and assuming that such repurchase right was exercised on January 1, 2019 (such final purchase price, the Final MTM Buyout Price).

(ii)
The amount (if any) by which the Final Other Minority Buyouts Price exceeds the Other Minority Buyouts Provisional Price is referred to as the Other Buyout Shortfall.  The amount (if any) by which the Other Minority Buyouts Provisional Price exceeds the Final Other Minority Buyouts Price is referred to as the Other Buyout Surplus.

(iii)
The amount (if any) by which the Final Key Minority Buyouts Price exceeds the Key Minority Buyouts Provisional Price is referred to as the Key Buyout Shortfall.  The amount (if any) by which the Key Minority Buyouts Provisional Price exceeds the Final Key Minority Buyouts Price is referred to as the Key Buyout Surplus.

(iv)
The amount (if any) by which the Final MTM Buyout Price exceeds the MTM Buyout Provisional Price is referred to as the MTM Buyout Shortfall.  The amount (if any) by which the MTM Buyout Provisional Price exceeds the Final MTM Buyout Price is referred to as the MTM Buyout Surplus.

(v)
The Key Buyout Surplus plus the Other Buyout Surplus plus the MTM Buyout Surplus is referred to as the Buyout Surplus and the Key Buyout Shortfall plus the Other Buyout Shortfall plus the MTM Buyout Shortfall is referred to as the Buyout Shortfall; provided that, if there is non-zero value for both the Buyout Surplus and the Buyout Shortfall after all of the relevant final prices are calculated, then (a) if the Buyout Surplus exceeds Buyout Shortfall, the amount of such excess shall be the “Buyout Surplus” for purposes of Section 7.10(vii) (and there shall be no “Buyout Shortfall” for purposes of Section 7.10(vi)) and (b) if the Buyout Shortfall exceeds the Buyout Surplus, then the amount of such excess shall be the “Buyout Shortfall” for purposes of Section 7.10(vi) (and there shall be no “Buyout Surplus” for purposes of Section 7.10(vii)).

(vi)
Following final calculation of all of the relevant prices, if there is any Buyout Shortfall, (a) the Buyer shall be entitled to retain the full amount of such Buyout Shortfall from the remaining amount of the Purchase Price Holdback Amount (if any) (after any retention pursuant to Section 7.9(a), if any), (b) to the extent the remaining amount of Purchase Price Holdback Amount is less than the Buyout Shortfall (such amount, the Buyout Price Deficit), at the Buyer’s option in its sole discretion, the Buyer or its designee shall be entitled to immediate payment by the Issuing Bank under the Letter of Credit of an amount equal to such Buyout Price Deficit (up to the maximum amount available under the Letter of Credit), and (c) to the extent that the amount available under the Letter of Credit is less than the Buyout Price Deficit or if the Buyer elects not to demand full payment of the Buyout Price Deficit under the Letter of Credit, the Sellers (each according to the Aggregate Price Allocation and therefore severally and not jointly) shall pay the amount of such Buyout Price Deficit (to the extent not delivered to the Buyer by the Issuing Bank pursuant to the Letter of Credit under clause (b) of this Section 7.10(vi)) to the Buyer, by wire transfer in immediately available funds on or before the 5th Business Day following written notice from the Company of the final calculations of the relevant prices and the amount of the Buyout Shortfall, to the bank account to be designated by the Buyer at least 3 Business Days prior to the date on which the payment is due.

(vii)
Following final calculation of all of the relevant prices, if there is any Buyout Surplus, then the Buyer shall (a)  pay any remaining amount of the Purchase Price Holdback Amount (after any retention pursuant to Section 7.9(a), if any) to the Sellers based on the Aggregate Price Allocation, on or before the 5th Business Day following the final calculations of the relevant prices and the amount of the Buyout Surplus, in immediately available funds by wire transfer to their respective bank accounts set out in Section 2.3 and (b) pay such Buyout Surplus to the Sellers based on the Aggregate Price Allocation, on or before the 5th Business Day following the final calculations of the relevant prices and the amount of the Buyout Surplus, in immediately available funds by wire transfer to their respective bank accounts set out in Section 2.3.

(viii)	The Buyer shall not amend any of the Minority Buyout Agreements following the Closing in any manner adverse to the Sellers without the prior consent of the Sellers’ Representative.

7.11    After (i) the Aggregate Price is finally determined pursuant to this Article 7 and (ii) the prices of the minority buyouts and the amount of the Buyout Surplus or Buyout Shortfall (if any, as applicable) are finally determined pursuant to Section 7.10, the remaining amount of the Purchase Price Holdback Amount, if any (after any retention pursuant to Section 7.9(a) and or Section 7.10(vi) if any), to which the Buyer is not otherwise entitled pursuant to the foregoing provisions of this Article 7 shall be paid by the Buyer to the Sellers based on the Aggregate Price Allocation, on or before the 5th Business Day following the final calculations of all such prices, in immediately available funds by wire transfer to their respective bank accounts set out in Section 2.3

ARTICLE 8 – REPRESENTATIONS AND WARRANTIES OF THE SELLERS

In lieu of any other representations or warranties however provided by Law or otherwise, the Sellers severally and not jointly hereby make the following representations and warranties (collectively, the Warranties) to the Buyer, which will be true and correct as at the date of this Agreement and as at the Closing Date (i) except for those Warranties that expressly refer to a specific date, which shall be true and correct as of such date and (ii) except to the extent resulting from actions of the Sellers or the Group Companies that are expressly required hereby or otherwise approved in writing by the Buyer (including in Schedule 3.1), and provided that the Parties agree that the Warranties are qualified and therefore the Sellers are not, nor shall be deemed to be, in breach of any of the Warranties in respect of any facts, acts or circumstances Fairly Disclosed in the Disclosed Items:

8.1      Organization and Standing – Corporate Books

(i)
Each Group Company is a company duly organized, validly existing and in good standing (or similar concept in any jurisdiction where such concept does not exist) under the Laws of its jurisdiction of incorporation and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.  True and complete copies of all current constitutional documents of each Group Company have been made available to the Buyer.  None of the Group Companies is insolvent within the meaning of any insolvency Law applicable to it or has ceased making, or is unable to make, its payments when they fall due and none of the Group Companies is the subject of any insolvency, bankruptcy, composition, amicable settlement, moratorium or reorganization proceedings.

(ii)
Each of AGIC BV, HDX, the AGIC Fund, the Xenon Fund and Gripper Co-Investors (a) is a company duly organized, validly existing and in good standing (or similar concept in any jurisdiction where such concept does not exist) under the Laws of its jurisdiction of incorporation and (b) has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned, except in the case of this clause (b) as would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on (1) AGIC BV’s or HDX’s ability to timely consummate the transactions contemplated hereby in accordance with the terms hereof or (2) in the case of the AGIC Fund and the Xenon Fund, their ability to fulfill their obligations pursuant to Sections 12.9 and 12.10, respectively.

(iii)	The books of the meetings of the corporate bodies of each Group Company (such as board of directors’ meetings and shareholders’/quotaholders’ meetings) have been kept pursuant to the applicable Law.

8.2   Authorization

(i)
Each of the Sellers, the AGIC Fund, the Xenon Fund and Gripper Co-Investors has full power and authority to (a) execute and deliver this Agreement and perform its obligations hereunder and (b) in the case of the Sellers, validly own and freely dispose of the Quotas and the Shares to be sold by such Seller under this Agreement.  This Agreement constitutes the valid and binding obligation of each Seller, the AGIC Fund, the Xenon Fund and Gripper Co-Investors, enforceable against it in accordance with its terms.

(ii)
No application to, or filing or registration with, or consent, authorization or approval of, or exemption by, any Governmental Authority or other third party is required of any Seller, the AGIC Fund, the Xenon Fund, Gripper Co-Investors or any Group Company in connection with the execution and performance of this Agreement, except for the Clearance.

8.3   Ownership

(i)
Each Seller currently is the sole and exclusive owner of the Quotas and Shares as set forth on Schedule 8.3(i)(a).  At the Closing, each Seller shall be the sole and exclusive owner of the Quotas and Shares to be sold by such Seller under this Agreement as set forth on Schedule 8.3(i)(b).  Each Seller has good and valid title and ownership, of record and beneficially, to its Quotas and/or Shares, which have been validly issued and are free and clear of all Liens, other than the Pledges over the Quotas and any Lien under the By-laws and the by-laws of Gripper Co-Investors (as applicable).  The transfer of the respective Quotas and Shares from such Seller to the Buyer pursuant to the provisions of this Agreement will transfer to the Buyer good and valid title thereto, free and clear of any Lien other than any Lien under the By-laws and the by-laws of Gripper Co-Investors (as applicable).

(ii)	Gripper Co-Investors is the owner of the Remaining Quota, which is and which upon completion of the Closing shall be free and clear of any Lien other than any Lien under the By-laws.

(iii)
The Company controls each of the Group Companies and holds in each Group Company (other than the Company) the respective ownership interests and ownership percentage set forth in Schedule 8.3(iii)(a).  Schedule 8.3(iii)(b) contains a true and complete list of the identity and ownership percentage of each owner of any interest in any Group Company other than the Company.  No Group Company owns, holds or has any interest of any nature whatsoever in any shares, bonds, debentures, equity interest or other securities issued by any Person, or is obligated to make any investment in or capital contribution to any Person, other than those set out in Schedule 8.3(iii)(c) and the equity interests held by the Company in the other Group Companies set out in Schedule 8.3(iii)(a).  No equity interest of Gripper Co-Investors or any Group Company was issued in violation of any organizational document of such Person, any applicable Law or any preemptive rights or other rights of any other Person.  Neither Gripper Co-Investors nor any Group Company has any outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of quota of the Company or shares of Gripper Co-Investors on any matter.

(iv)
True and complete copies of the Minority Buyout Agreements have been made available to the Buyer.  Each Minority Buyout Agreement is in full force and effect. With respect to each Other Minority Buyout Agreement, the Company has the unilateral right to repurchase all of the equity interests in each applicable Other Buyout Subsidiary that it does not already own at any time in its sole discretion, without the consent of the applicable minority shareholder, and the aggregate price of all such Other Minority Buyouts, if such repurchase rights were exercised in early 2019 after 2018 financial results are finalized and approved, would be as set forth in the proposed forms of amendments to such Other Minority Buyout Agreements agreed between the Buyer and the Sellers and attached as Schedule 8.3(iv) (all such forms of amendments, the Proposed Buyout Amendments) (acknowledging that the Proposed Buyout Amendments are based on estimated 2018 financial results as of the date hereof, and that such prices are subject to change solely to the extent that actual 2018 financial results are different from such estimates).

8.4   No Conflict

The execution and delivery by each Seller, the AGIC Fund, the Xenon Fund and Gripper Co-Investors of this Agreement and the consummation by such Seller, the AGIC Fund, the Xenon Fund of and Gripper Co-Investors the transactions contemplated hereby do not and will not (i) conflict with, or result in a breach, violation or infringement of, or constitute a default under, or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration by any counterparty thereto under, or the loss of any benefit or right of any Group Company under, or require any payment, consent or notice under, (A) the articles of incorporation or the by-laws (or equivalent organization documents) of such Party or any Group Company or (B) any Contract by which such Party or any Group Company is bound or (ii) violate any judgment, order, injunction, award, decree, Law or regulation applicable to such Party or any Group Company.

8.5   By-Laws and Capitalization

(i)	The By-laws and the by-laws of Gripper Co-Investors, as currently in force, are attached hereto as Schedule 8.5(i).

(ii)	The Quotas are fully paid-in and represent 92.27% of the authorized, issued and outstanding corporate capital of the Company.

(iii)	The Remaining Quota is fully paid-in and represent the remaining 7.73% of the authorized, issued and outstanding corporate capital of the Company.

(iv)	The Shares are fully paid-in and represent 100% of the authorized, issued and outstanding share capital of Gripper Co-Investors.

(v)
There are no options, warrants, preemptive or conversion or subscription or exchange rights, stock appreciation rights, profit participation rights, redemption rights, repurchase rights, convertible or exercisable or exchangeable securities, or agreements, Contracts or commitments of any kind in respect of any of the foregoing issued by or relating to any Group Company, other than any rights granted to any Group Company or its shareholders or quotaholders by applicable Law or its by-laws or other constitutional documents made available to the Buyer.

8.6   Authorizations and Permits

Each Group Company has regularly obtained and is currently in possession of all the material Permits which may be necessary for the performance of its business and its activities as currently conducted in compliance with all applicable Laws.  No Group Company is in material violation or default under (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation of) any material Permit.  No Action is pending or, to the Sellers’ Knowledge, threatened against any Group Company to terminate, revoke, suspend, limit or modify any material Permit.

8.7   Gripper Co-Investors

(i)
Since the date of its incorporation Gripper Co-Investors has conducted no business activity other than (a) the acquisition (through a capital increase) and holding of its equity interest in Gripper Italia S.r.l. until such company was merged into the Company and, thereafter, (b) the holding of the Remaining Quota (received as a result of such merger), (c) the execution of the Finance Documents to which it is a party, (d) the borrowing from the Company of EUR 100,000 under two intercompany loans of EUR 50,000 each (the Gripper Intercompany Loans) used to pay administrative expenses incurred by Gripper Co-Investors, and (e) any administrative day-to-day activity associated with such holdings.

(ii)	Gripper Co-Investors is currently in possession of all the Permits which may be necessary for the performance of its activity in compliance with all applicable Laws.

(iii)
Gripper Co-Investors has not incurred any liability, obligation, Taxes or Debt of any nature whatsoever (other than the securities granted under the Finance Documents), except (a) costs and expenses associated with its corporate formalities and its day-to-day management which have been fully paid before the date hereof and (b) the outstanding amount of EUR 100,000 under the Gripper Intercompany Loans, and does not own any assets other than the Remaining Quota.

8.8   Group Company Financial Statements; No Undisclosed Liabilities

(i)
The Sellers have made available to the Buyer copies of (a) the Company’s approved audited consolidated balance sheet, income statement and statement of cash flows for the each of the two fiscal years ended December 31, 2017 and 2016, as well as the supporting consolidating financial statements of each of the other Group Companies for such years and (b) the Reference Date Balance Sheet, including the Company’s unaudited consolidated income statement for the six months ended on the Reference Date, as well as the supporting consolidating financial statements of each of the other Group Companies for such period, but not including any explanatory note, directors’, statutory auditors’ and auditing firm’s reports (collectively, Financial Statements).

(ii)
The Financial Statements (a) have been prepared in accordance with the Accounting Principles applied on a consistent basis and (b) fairly present in all material respects the assets and liabilities, financial condition and results of operations of the Group on a consolidated basis as of the dates and for the periods presented therein, subject in the case of unaudited financial statements to (1) the absence of footnote disclosures and other presentation items in the ordinary course and (2) changes resulting from normal and recurring year-end adjustments that are not, individually or in the aggregate, material), in each case except that the Reference Date Balance Sheet does not include any provision for Taxes accrued as of the Reference Date.

(iii)
There were no changes in the Group Companies’ accounting policies or the method of application of the Group Companies’ accounting policies during the periods covered by, or in the preparation of, the Financial Statements.

(iv)
Except as reflected on the Reference Date Balance Sheet, no Group Company has any liabilities or obligations of any kind or nature except for (a) liabilities or obligations that have arisen since the Reference Date and were incurred in the ordinary course of business, and none of which (1) results from, arises out of or relates to any breach or violation of, or default under, any Contract of any Group Company or applicable Law or (2) are or would be, individually or in the aggregate, reasonably expected to result in a material adverse effect on the Group, taken as a whole and (b) Tax liabilities incurred in the ordinary course of business in the period from January 1, 2018 to the Reference Date.

8.9   Conduct of the Business Since Reference Date

From the Reference Date through the date of this Agreement:

(i)
each Group Company has been properly conducted, in accordance with sound business practice, without entering into any Contract, or incurring any obligation, liability or indebtedness or taking any other action which exceeds the limits of the ordinary and normal course of business, except as otherwise expressly required by this Agreement;

(ii)	there has not been any Material Adverse Change; and

(iii)
Except as disclosed in Schedule 8.9(i), no Group Company has taken any action that would have required Buyer’s consent pursuant to Section 3.1 (other than Section 3.1(iii)), had such action been taken after the date of this Agreement.

8.10    Inventory

All raw materials, work in progress and finished products shown in the Reference Date Balance Sheet or owned by any Group Company as of the date hereof or at the Closing Date conform to their accounting value, applicable Laws, applicable industry specifications and any applicable policies and specifications of the Group, are free from material defects in material and workmanship, and are usable and salable in the ordinary course of business.  The quantity of the inventory of each Group Company is adequate for the operation of such Group Company’s business in the ordinary course.

8.11    Books and Records

(i)	The Books and Records of each Group Company have been maintained in accordance with all applicable Laws.

(ii)	No Group Company is currently in default in the filing of any accounts, documents or returns required by Law to be delivered or made by such Group Company to any Governmental Authority.

8.12    Debts Owed to the Group Companies

(i)
The debts owed to any Group Company (including accounts receivable) shown in the assets and liabilities of the Financial Statements or, in any event, in existence as at the Closing Date resulted from and shall result from bona fide transactions pursuant to agreements entered into in the ordinary course of business, which, to the Sellers’ Knowledge, were validly executed and are enforceable pursuant to the terms and conditions thereof.

(ii)	No Group Company is owed any money by the Sellers or any of their Affiliates (other than another Group Company).

8.13    Indebtedness

(i)	No Group Company has outstanding Debt which exceeds an amount as set out for such Group Company in Schedule 8.13(i).

(ii)	No Group Company is in material violation of or default under, or has received any notice to repay under, any Contract relating to any Debt.

8.14    Taxes

(i)
All Tax Returns that are required to be filed by any Group Company have been duly filed; such returns are true, complete and correct in accordance with the applicable Laws and were filed by the required due date.

(ii)
All Taxes due and owing by any Group Company have been paid, and all Taxes that each Group Company is obligated to withhold from amounts owing to any Person have been duly and timely withheld and paid over to the relevant Governmental Authority.  The accruals and reserves for Taxes reflected in the Latest Date Balance Sheet are adequate to cover all unpaid Taxes of the Group Companies for periods ending on or prior to the Latest Date, and all such accruals and reserves for Taxes, as updated and adjusted for operations and transactions in the ordinary course of business and the passage of time for periods beginning after the Latest Date and ending on or prior to the Closing Date, will be adequate to cover all unpaid Taxes of the Group Companies accruing through the Closing Date.  All information set forth in the Financial Statements (including the notes thereto) relating to Tax matters is true and complete, except that the Reference Date Balance Sheet does not include any provision for Taxes accrued as of the Reference Date.  There are no Taxes for any period of any of the Sellers or any of their respective Affiliates (other than the Group Companies) or direct or indirect owners for which any Group Company is or could be primarily or secondarily liable, including secondary tax liability deriving from Article 14, Presidential Decree n. 472/1997.

(iii)
There is no pending notice of assessment for Taxes due, nor are there Tax claims, audits or proceedings before any judicial or administrative authority in connection with the assessment of Taxes howsoever involving any Group Company.  The Group Companies have complied with all rules regarding transfer pricing and have adopted transfer pricing policies and maintained appropriate documentation with respect to transfer pricing, in each case, in accordance with applicable Law.

(iv)	No Group Company has carried out any transactions with the main purpose of avoiding or delaying Tax payments or Tax obligations.

(v)
None of the Group Companies (A) is a party to or is bound by or obligated under any Tax sharing, allocation or similar agreement or arrangement with any Person other than another Group Company, (B) is subject to any closing agreement or similar agreement, private letter ruling, or other written agreement with a Governmental Authority regarding Taxes or Tax matters, (C) is or has been a member of a combined, consolidated, affiliated, unitary or other group for Tax purposes (other than any such group the common parent of which is a Group Company) for which it has any current or will have any future liability for Taxes or otherwise has any liability for Taxes of any Person (other than a Group Company) as transferee, successor, or otherwise, (D) is or has been subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that jurisdiction, (E) has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the United States Internal Revenue Code of 1986, as amended (the US Tax Code), (F) is treated as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the US Tax Code or a domestic corporation as a result of the application of Section 7874(b) of the US Tax Code, or (G) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (I) adjustment required by reason of a change in method of tax accounting prior to the Closing, (II) closing agreement or similar agreement entered into with any taxing authority prior to the Closing, (III) prepaid amount received on or prior to the Closing Date, or (IV) installment sale or intercompany transaction made prior to the Closing.  No amount is required to be deducted or withheld under any applicable provision of Tax Law from any payment of the Aggregate Price (as adjusted pursuant to Article 7) pursuant to this Agreement.

(vi)
Schedule 8.14(vi) sets forth with respect to each Group Company (A) the type of legal entity, (B) the jurisdiction of organization (and, if different, the jurisdiction of Tax residence), and (C) whether an entity classification election pursuant to Section 301.7701-3 of the United States Treasury Regulations is in effect (and, if so, the classification elected and the effective date of such election).  No Group Company holds any interest in any entity that is treated as a partnership or is otherwise fiscally transparent for Tax purposes.

For purposes of this Section 8.14, any reference to any Group Company shall include a reference to any predecessor thereof, including as a result of such Group Company having been a party to or otherwise participated in any statutory merger under Italian Law carried out in accordance with or governed by Article 2501 of the Code.

8.15    Tangible Assets

(i)
Each Group Company has full, good and marketable title to, or a valid and binding leasehold interest in, all Real Property and all tangible assets, including movable property, used in, and which are material to, the conduct of the Business and its activities in the manner in which they are currently carried on (the Properties), in any event, free and clear of all Liens other than those arising by operation of Law, and all such Properties will be available for continued use by the Group in the manner currently used following the Closing.

(ii)
All of the real properties used by the Group (the Real Properties), including information about the relevant lessor, rent and expiration, are listed in Schedule 8.15(ii).  All the Real Properties used or leased by the Group have all required material Permits (including, where applicable, fitness for use – “agibilità” – and fire prevention certificates and required certifications relating to the systems, including electrical, energy efficiency and elevators) and such Permits are valid and in full force and effect.  The Business does not comprise, nor does any Group Company own as of the date hereof or will any Group Company own as at the Closing Date, any real properties.

(iii)	No Group Company has any office, branch, warehouse or establishment of any kind outside of its country of incorporation.

8.16    Intellectual Property

(i)	Each Group Company owns or licenses all Intellectual Property Rights which are necessary to conduct its activities as presently conducted.

(ii)
Schedule 8.16(ii) is a list of all the Registered Rights owned by any of the Group Companies as at the date of this Agreement.  All such Registered Rights are subsisting, valid and enforceable.  All Intellectual Property Rights that any Group Company owns or purports to own are owned exclusively by the Group Companies free and clear of any Liens.  No third Person, including any current or past employee or consultant to any Group Company, that has created or developed any Intellectual Property Rights for, or while employed by, any Group Company has retained any right, license or interest, including any right to compensation, with respect to such Intellectual Property Rights, with the exception of the sole right to be mentioned as inventor or author of such Intellectual Property Rights.  No Group Company has infringed or is in violation of any patents, patent rights, trade names, trademarks, copyrights or other Intellectual Property Rights of any other Person.  To the Sellers’ Knowledge, there are no material infringements by others of the Intellectual Property Rights owned by the Company.

8.17    Employees; Agents; Benefit Plans

(i)
The individuals employed with the Group Companies as at the date of this Agreement are solely and exclusively those indicated in the payrolls and records of the relevant Group Company and listed on Schedule 8.17(i)(a) (all the aforesaid individuals being hereinafter referred to as the Employees)).  Schedule 8.17(i)(b) lists all the directors, consultants, collaborators and individuals, including temporary workers (lavoratori somministrati), rendering services to each Group Company at any title and under any contractual scheme (the Non-Employees).  Schedule 8.17(i)(c) hereto contains a complete, exhaustive and accurate list of all agents of the Group Companies as of the date of this Agreement (the Agents).  No individuals who are not listed under Schedule 8.17(i)(a) may validly allege and/or claim an employment relationship with the Group Companies, nor the payment of employment-related entitlements and burdens, nor any such claim may be validly raised by third parties (including competent authorities).

(ii)
All Employees and former employees, Agents and former agents, Non-Employees and former non-employees and other service providers of the Group Companies, have been employed or engaged, and duly, timely and correctly remunerated for all the services performed in the course of their working relationship with the respective Group Company, in compliance with the provisions of all applicable Laws, Benefit Plans and Contracts (including any applicable collective labor agreements) and, with respect to any remuneration or rights accrued as at the Reference Date but not yet payable (including but not limited to the Trattamento di Fine Rapporto accrued towards the Company or any other Italian Group Company, 13th/14th monthly salary (where applicable), paid holidays and leaves, other deferred salary and entitlements, agency severance indemnities) full and correct calculations have been made and sufficient provisions to cover the relative payments have been set aside in the Reference Date Balance Sheet.  No remuneration or rights have been accrued since the Reference Date, other than in the ordinary course of business consistent with past practice.  Each Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Law.  Each Benefit Plan that is intended to qualify for special Tax treatment is so qualified.  No Benefit Plan provides defined benefit pension or retirement benefits or post-retirement or termination welfare benefits.

(iii)
With respect to the remuneration paid to Employees and former employees, Non-Employees and former non-employees, Agents and former agents and other service providers of the Group Companies, all relevant payment obligations, including social security contributions, insurance premiums and Tax withholdings, supplementary/complementary pension funds or schemes, also relating to Benefit Plans, have been fully and timely complied and the relevant amounts have been duly paid, or adequately reserved for in accordance with any applicable Law and the terms of the Benefit Plans.

(iv)
Schedule 8.17(iv) hereto contains a complete, exhaustive and accurate list of all Benefit Plans, and all such Benefit Plans have been made available to the Buyer.  Except as listed in Schedule 8.17(iv), there do not exist any voluntary retirement plans, profit sharing rights, or any other voluntary social welfare plan deriving from agreements or undertakings binding on any Group Company in favor of any Employees or former employees, Non-Employees and former non-employees, Agents or former agents, or other service providers.  True and complete copies of the following have been made available to Buyer (as applicable):  (a) the plan document for each Benefit Plan and any amendments thereto (or, in the case of an unwritten Benefit Plan, a summary of the material terms thereof); (b) any related trust documents, insurance contracts or other funding vehicles; (c) the most recent financial or actuarial statement or report relating to each Benefit Plan; and (d) any determination or qualification letters or material correspondence with a Governmental Authority.

(v)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (a) result in, cause the vesting, exercisability or delivery of, cause the Group Companies to transfer or set aside any assets to fund any material benefits under any Benefit Plan, (b) increase in the amount or value of, any payment, right or other benefit to any Employee and former employee, Non-Employee and former non-employee, Agent and former agent, or other service providers of the Group Companies, or (c) result in any limitation on the right of the Group Companies to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(vi)
No disputes or claims or Actions for remuneration adjustments or of any other kind by any Employee or former Employee, Non-Employee or former non-employee, Agent or former agent or other current or former service providers, by the relevant trade unions or by any Governmental Authority or labor authority are pending or, to the Sellers’ Knowledge, threatened in writing as of the date of this Agreement or have been pending at any point in the last three years; nor are there grounds for any such claim against any of Group Companies.  None of the Group Companies is under investigations or inspections by competent local labor authorities.

(vii)
Except as set forth on Schedule 8.17(vii), none of the Group Companies is a party or subject to, or otherwise bound by, any collective bargaining agreement or similar labor agreement, and none of the Employees or Agents are represented by a works council, union or similar labor organization with respect to their services to the Group Companies.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will require the consent of, or advance notification to, any works councils, trade unions or similar labor organizations.

8.18    Litigation

(i)
Except as listed in Schedule 8.18(i), (a) no Group Company is a plaintiff or defendant in or otherwise a party to any Action, litigation, arbitration or administrative proceedings which is in progress, pending or, to the Sellers’ Knowledge, threatened by or against or concerning such Group Company or any of its assets and (b) no Group Company is subject to any actual, pending or, to the Sellers’ Knowledge, threatened injunction or order of any Governmental Authority.

(ii)	No governmental or official investigation or inquiry concerning any Group Company is in progress, pending or to the Sellers’ Knowledge, threatened.

8.19    Contracts

(i)	Schedule 8.19(i) contains a list of all of the Material Contracts as of the date hereof, and all such Material Contracts have been made available to the Buyer.

(ii)
No Group Company is in default under or otherwise in breach of any Material Contract to which it is a party, and to the Sellers’ Knowledge no counterparty to any Material Contract is in breach of such Material Contract or has notified any Group Company of (a) any alleged breach or other dispute thereunder, (b) any intent to terminate any Material Contract or (c) any intent to materially reduce the volume of its purchases under, or otherwise reduce its business with the Group under, any Material Contract.

(iii)
Since the date of this Agreement until the Closing, the counterparty to the Contracts set forth on Schedule 8.19(iii) has not terminated or adversely modified, or delivered any notice of its intention to or otherwise threatened to terminate or otherwise adversely modify, any of such Contracts or its business relationship with the Group.

(iv)
Except as listed in Schedule 8.19(iv), neither the execution of this Agreement nor the performance of the obligations hereunder have or shall have the effect of granting any additional right to any party with whom the relevant Group Company has entered into any Material Contract, including any right to withdraw from or to terminate or renegotiate any such Material Contract.

8.20    Compliance with Laws and Environmental Matters

(i)
No Group Company is in violation in any material respect of any Laws, Permits or similar requirements (including, without limitation, any Environmental and Health and Safety Laws) applicable to its assets and properties and/or to the operation of such Group Company which are in effect as of the date of this Agreement.  No Group Company has any outstanding liabilities in respect of any Environmental and Health and Safety Laws.

(ii)	No work or expenditure is required under any Environmental and Health and Safety Laws in order to lawfully carry out the Business.

(iii)	As of the date hereof, no Group Company has received any written notice of violation of any Laws from any Governmental Authority.

(iv)
The Real Properties, as well as any other area where any Group Company has ever conducted its business or any other activity are free from contamination by any Hazardous Material (including the soil, subsoil and groundwater thereunder) that could result in any violation of any Environmental and Health and Safety Laws.  No Group Company is responsible (wholly or in part) for any works or action limiting, mitigating, remediating, preventing, removing or containing the presence or effect of any Hazardous Material, or any investigations, sampling, testing or monitoring in connection with the foregoing.  The Group Companies, taken as a whole, have used less than 1 kilogram of talcum powder in their operations annually, talcum powder has been used solely for purposes of cleaning the surface of film in tampo-printing operations and, to the Knowledge of the Sellers, no current or former employee of or service provider to any Group Company has made any claim against any Group Company in respect of exposure to talcum powder (and there is no reasonable basis for any such claims).

(v)
The products sold by any Group Company meet all of the requirements imposed by applicable Laws and have received all applicable approvals required for their sale and use.  Neither the Sellers nor any Group Company have received any claims alleging that the products sold by any Group Company were defective, caused or contributed to the causation of damages or personal injuries, nor do there exist circumstances that would result in any product liability claim which is not fully covered by insurance.  There have never been any product recalls with respect to products manufactured by any Group Company.  The are no facts or circumstances which would reasonably be expected to result in a product recall campaign.

(vi)
In furtherance and not in limitation of the foregoing, the Group Companies are and have been in compliance with all Laws, to the extent applicable to them, governing imports into or exports from the United States or any foreign country or the terms and conduct of international transactions and the making or receiving of international payments, or relating to economic sanctions or embargoes or terrorism financing, money laundering or compliance with unsanctioned foreign boycotts, including Laws implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC Laws).  The Sellers will not directly or indirectly use any portion of the Aggregate Price, or lend, contribute or otherwise make available such proceeds to any other Person, for the purpose of financing the activities of any Person who is the target of any of the OFAC Laws.  No Group Company to which any OFAC Laws applies is or has been engaged in any transaction or other business with (a) any country, entity formed or resident therein, or resident thereof, that, at the time of the relevant transaction, any Group Company was prohibited from doing business with under the OFAC Laws or (b) any Person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons published by the U.S. Department of the Treasury. (A) No Group Company has conducted or initiated any internal investigation or made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption or antibribery Law, including the U.S. Foreign Corrupt Practices Act or the United Kingdom Bribery Act of 2010, and (B) no employee or representative of any Group Company has been disciplined or had his or her employment terminated as a result of any violation of any such Laws.

(vii)
The Company has adopted and duly updated the Compliance Program (Modello di organizzazione, gestione e controllo) pursuant to articles 6 and 7 of the Decree 231.  Each of the Group Companies incorporated under the laws of Italy, as well as any of their respective directors, officers, employees or Affiliates, any agents or other persons acting on behalf of any of the foregoing, if applicable, have not taken any action, or failed to take any action, which could cause any such Group Company to incur any administrative fine and/or sanction pursuant to Decree 231.

8.21    Insurance

The insurance policies currently maintained by the Group Companies are in full force and effect as of the date of this Agreement.  A list of all insurance policies entered into by the Company is attached hereto as Schedule 8.21, and all such policies have been made available to the Buyer.  All required premiums have been paid with respect to such insurance policies through the date hereof.  Any insurance required to be maintained by any Group Company under any Contract to which it is a party or any applicable Law is so maintained.  No Group Company is currently involved in any dispute with any of its insurance carriers, nor has any insurance claim by any Group Company within the past three years been denied.

8.22    Sufficiency of Assets

At the Closing, the Group Companies will have ownership of or other valid rights to use all of the intangible and tangible assets, real property and services which are material to the Business, and the condition of such assets shall be sufficient to conduct the Business as conducted as of the date of this Agreement.

8.23    Brokers

None of the Group Companies, the Sellers nor any of their respective Affiliates have entered into any Contract or incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which could be validly claimed from any Group Company, the Buyer or any of the Buyer’s Affiliates.

8.24    No Related Party Transactions

(i)
Other than the transactions and Contracts set forth on Schedule 8.24(i) (collectively, the Related Party Transactions), there are no Contracts or transactions between any Group Company, on the one hand, and any Seller or any Affiliate of any Seller (other than a Group Company), on the other hand, which are in force.

(ii)
Except as otherwise set forth on Schedule 8.24(ii), (a) all Related Party Transactions will be terminated at or prior to the Closing without any continuing liability or obligation of any Group Company, and at the Closing, (b) each of the Sellers hereby irrevocably waive, on behalf of themselves and their respective Affiliates, any and all rights or claims that they may have under any Related Party Transactions or otherwise against any Group Company, any Affiliate of any Group Company and any of their respective directors, officers, employees and representatives, in each case other than claims against the Buyer and the Parent pursuant to this Agreement, and except in case of fraud, willful misconduct or gross negligence.

(iii)
Other than the Related Party Transactions set forth on Schedule 8.24(i), no director, officer, manager or Affiliate of any Group Company or any individual in such director’s, officer’s or manager’s immediate family is a party to any Contract or transaction with any Group Company or has any interest in any property used by any Group Company, other than any employment or service agreements entered into in the ordinary course of business on arm’s length terms and made available to the Buyer.

(iv)	All Related Party Transactions have been carried out by each of the Group Companies at arm’s length and in accordance with any applicable Laws, including Tax Laws.

8.25    Sufficient Funds of the AGIC Fund and the Xenon Fund

Each of the AGIC Fund and the Xenon Fund are creditworthy Persons that hold and will continue to hold assets sufficient to satisfy the indemnification obligations of AGIC BV and HDX, respectively, in accordance with the terms of Article 10 and the respective guarantees set forth in Sections 12.9 and 12.10, in each case, for the full duration for which all such obligations survive under this Agreement (and the duration of any dispute resolution procedure provided for herein, in the case of any disputed claim for indemnification).

ARTICLE 9 – REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby makes the following representations and warranties to the Sellers which will be true and correct as at the date of this Agreement and as at the Closing Date.

9.1   Each of the Buyer and Parent (i) is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and (ii) has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned, except in the case of this clause (ii) as would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Buyer’s ability to timely consummate the transactions contemplated hereby in accordance with the terms hereof.

9.2   Subject to obtaining the Clearance, each of the Buyer and Parent has full power and authority to execute and deliver this Agreement and perform its obligations hereunder, including in the case of the Buyer to validly acquire the Quotas and the Shares from the Sellers under this Agreement.  This Agreement constitutes the valid and binding obligation of each of the Buyer and Parent, enforceable against it in accordance with its terms, subject to the effect of any applicable Laws.  No application to, or filing with, or consent, authorization or approval of, or exemption by, any Governmental Authority or other third party is required of the Buyer or Parent in connection with the execution and performance of this Agreement, except for the Clearance and any applicable filings with the U.S. Securities and Exchange Commission (which applicable filings shall not have a material adverse effect on the Buyer’s ability to timely consummate the transactions contemplated hereby in accordance with the terms hereof).

9.3   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of, or constitute a default under (i) the articles of incorporation or the by-laws of the Buyer or Parent or (ii) any agreement or instrument by which the Buyer or Parent is bound or violate any judgment, order, injunction, award, decree, law or regulation applicable to the Buyer or Parent, except in the case of this clause (ii) for any such conflicts, breaches or defaults that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Buyer’s ability to timely consummate the transactions contemplated hereby in accordance with the terms hereof.

9.4   Neither the Buyer nor Parent has incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which could be validly claimed from the Sellers.

ARTICLE 10 – INDEMNIFICATION

10.1    Subject to the limitations set forth in Sections 10.4 and 10.5, after completion of the Closing, the Sellers (each according to the Aggregate Price Allocation and therefore severally and not jointly amongst them) shall indemnify and hold the Buyer and its Affiliates (including Gripper Co-Investors and any Group Company) harmless from and against any and all Losses suffered by any of them as a result of or in connection with:

(i)	any breach or inaccuracy of any Warranty made by the Sellers in this Agreement; and

(ii)	any breach of any covenant or obligation of the Sellers set forth in this Agreement.

For the avoidance of doubt, any indemnification pursuant to this Section 10.1 arising from a breach of any Group Companies Business Warranties will be limited to the Losses suffered by the relevant Group Companies as a result thereof or in connection therewith.

10.2    Subject to the limitations set forth in Section 10.4, after completion of the Closing, the Buyer shall indemnify and hold the Sellers harmless from and against any and all Losses suffered by the Sellers as a result of or in connection with:

(i)	any breach or inaccuracy of any representation and warranty made by the Buyer in this Agreement; and

(ii)	any breach of any covenant or obligation of the Buyer set forth in this Agreement;

provided that the Buyer’s maximum aggregate liability for Losses under this Section 10.2, together with all amounts paid by the Buyer to the Sellers hereunder, shall in no event exceed 100% of the Aggregate Price (as finally determined pursuant to Article 7).

10.3    The Parties expressly agree that, to the extent permitted by applicable Law (including, to the extent applicable, Article 1229 of the Code), after completion of the Closing, the rights and remedies provided in this Article 10 shall be in lieu of any and all other rights or remedies available to the Buyer or the Sellers, as the case may be, under applicable Law or otherwise, however arising in connection with any breach of the representations and warranties, covenants and/or obligations of the Sellers or the Buyer contained in this Agreement, other than those rights or remedies set forth by Law and available to the Buyer for Sellers’ fraud, willful misconduct or gross negligence.  In particular, but without limitation to the generality of the foregoing, after completion of the Closing, no breach or inaccuracy of any representation or warranty of the Sellers contained in this Agreement will give rise to any right on the part of the Buyer to rescind or terminate this Agreement (including under Article 1467 of the Code, in which regard the Parties agree and acknowledge that the remedies provided for therein shall not apply to this Agreement).

10.4    All the representations and warranties of the Parties contained in this Agreement (including the Warranties) will survive the Closing until the first anniversary of the Closing Date; provided that (i) the representations and warranties contained in Sections 8.1(i), 8.1(ii), 8.2(i), 8.3(i), 8.3(ii), 8.3(iii), 8.5 (other than 8.5(i)), 8.7, 9.1 and 9.2 (collectively, the Fundamental Warranties) shall survive the Closing indefinitely, (ii) the Warranties in Section 8.20 (but solely in respect of Environmental and Health and Safety Laws) shall survive the Closing until the second anniversary of the Closing Date, (iii) the Warranties in Section 8.16 shall survive the Closing until the third anniversary of the Closing Date and (iv) the Warranties in Section 8.14 shall survive the Closing until 30 days following the expiration of the applicable statute of limitations.  Any indemnification obligations for any breach or inaccuracy of any representation or warranty that would otherwise terminate in accordance with this Section 10.4 shall continue to survive until any related claim(s) for indemnification have been satisfied or otherwise resolved as provided in this Article 10 if the relevant Notice of Claim shall have been given under this Article 10 on or prior to such termination date; provided that indemnification obligations for any breach or inaccuracy of the representation or warranty shall continue to survive only on account of, and only with respect to, such related claim for indemnification.  Notwithstanding anything in this Agreement to the contrary, nothing in this Section 10.4 shall limit any covenant or obligation of the Parties which by its terms contemplates performance after the Closing.

10.5 Anything in this Agreement or in any applicable Law to the contrary notwithstanding, the Sellers’ liability under Section 10.1 shall be subject to the following restrictions and limitations:

(i)
in no event will the Sellers be liable to the Buyer in respect of Losses under Section 10.1(i) for which a Notice of Claim is notified to the Sellers after the expiration of the applicable time limit (if any) set forth in Section 10.4;

(ii)
no claim or series of claims may be made in respect of a Loss arising from a single event or a series of related events based on substantially the same legal grounds or same facts indemnifiable under Section 10.1 if the amount of such Loss that would be due under Section 10.1 is equal to or less than €100,000 (De Minimis Amount); provided that (a) if such De Minimis Amount is exceeded, the Sellers shall be liable for the entire amount of the Loss (subject to Section 10.5(iii)) and (b) claims in respect of Losses resulting from any breach of any Fundamental Warranties or any of the Warranties in Section 8.14 shall not be subject to this Section 10.5(ii);

(iii)	no claim may be made in respect of Losses under Section 10.1 unless:

(a)	such claim arises from the breach of any Fundamental Warranties or any covenant or obligation of any Seller set forth in this Agreement; or

(b)
such claim(s) arise from the breach of any of the Warranties in Section 8.14 and the aggregate of all amounts that would be due pursuant to Section 10.1 in respect of such claim(s) exceeds €500,000 (the Tax Basket), provided that, if such amount is exceeded, the Sellers shall be liable for all such Losses in excess of the Tax Basket; or

(c)
such claim(s) arise from the breach of any of the Warranties (other than (1) the Fundamental Warranties and (2) the Warranties in Section 8.14) and the aggregate of all amounts that would be due pursuant to Section 10.1 in respect of such claim(s) exceeds €3,000,000 (the Basket), provided that, if such amount is exceeded, the Sellers shall be liable for all such Losses in excess of the Basket;

(iv)	Indemnity Cap.

(a)
The Sellers’ maximum aggregate liability for Losses under Section 10.1 (other than Losses arising from any breach of any of the Fundamental Warranties, any of the Warranties in Section 8.14 or any breach of any covenant or obligation of any Seller) shall in no event exceed an amount equal to €25,000,000 (the General Cap);

(b)
The Sellers’ maximum aggregate liability for Losses under Section 10.1 arising from any breach of any of the Fundamental Warranties or any breach of any covenant or obligation of any Seller shall in no event exceed  an amount equal to 100% of the Aggregate Price (as finally determined pursuant to Article 7); and

(c)
The Sellers’ maximum aggregate liability for Losses under Section 10.1 arising from any breach of any of the Warranties in Section 8.14 shall in no event exceed an amount equal to €50,000,000; provided that if and to the extent that the Sellers’ aggregate liability for Losses arising from any breach of any of the Warranties in Section 8.14 exceeds €25,000,000, then any such Losses in excess of €25,000,000 shall count towards the General Cap, up to the remaining amount of the General Cap at such time;

(v)	the amount of all indemnities payable by the Sellers pursuant to Section 10.1 shall be further:

(a)
(1) reduced by the amount of any net reduction in any cash Tax liability of the Buyer or any of its Affiliates (including any Group Company), which such party would otherwise have been accountable or liable to be assessed, actually realized in the taxable year in which the indemnifiable Loss giving rise to such indemnification obligation is paid or accrued, or in the two succeeding tax years (it being understood that any amount corresponding to realized Tax savings which has previously been indemnified by the Sellers pursuant to the provisions hereof shall be promptly reimbursed to the Sellers) and (2) increased by the amount of any Tax cost incurred by the Buyer or any of its Affiliates (including any Group Company) arising from the receipt of any indemnification payment hereunder (grossed up for any such increase);

(b)	reduced by the amount specifically recorded as a liability in the Reference Date Balance Sheet relating to the event giving rise to indemnification; and

(c)
reduced by the amount of any payment from third parties (whether insurance companies or otherwise) that the Buyer or any Group Company or any other Affiliate of the Buyer has received in connection with the event giving rise to indemnification, provided that (1) If the Buyer or any Group Company or any other Affiliate of the Buyer is at any time entitled to recover from third parties any sum in respect of any Loss, then the Buyer will (and will cause the relevant Group Company or other Affiliate to) use its reasonable best efforts to enforce such recovery prior to taking action against the Sellers, and (2) any payment made by any such third party which has previously been indemnified by the Sellers pursuant to the provisions hereof shall be promptly reimbursed to the Sellers by the Buyer up to the maximum of the amount paid by the Sellers to the Buyer;

(vi)	no claim may be made against the Sellers to the extent that such claim arises from or is based upon:

(a)	any differences between the Accounting Principles and the bases, methods or policies of accounting used by the Buyer or, after Closing, any Group Company;

(b)	any changes after the date of this Agreement in the bases, methods or policies of accounting of any Group Company (subject to the Sellers’ compliance with Article 3); or

(c)	a change in Law occurring after the date of this Agreement to the extent such change in Law operates with retroactive effect;

(vii)
the amount of all indemnities payable by Sellers pursuant to Section 10.1 shall be recorded as a reduction of the Aggregate Price (and allocated based on the Aggregate Price Allocation; with the application, limited to the Quotas Sellers, of the provision contained in Section 7.9(c), mutatis mutandis) and subject to the following limitations:

(a)
any liability of the Sellers for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one Warranty;

(b)
the Sellers shall not be liable in respect of any contingent or potential liability of any Group Company, unless and until such liability has become actual and has actually been paid for or otherwise incurred by such Group Company (in case of any Third Party Claim, in accordance with Section 10.9), provided, for the avoidance of doubt, that Buyer shall in any event be entitled to submit a bona fide Notice of Claim in relation to events or circumstances which may cause the future occurrence of Losses (not yet actual) and such claim shall survive until finally determined; and

(c)
the Sellers shall not be liable in respect of any liability of any Group Companies which has been included, and to the extent such liability is reflected, in the calculation of the Closing Date Debt, the Closing Date Net Working Capital or the Closing Date Transaction Expenses.

10.6    Whenever a claim arises for indemnification under Section 10.1 or 10.2, as the case may be, the Indemnified Party shall promptly notify in writing the Indemnifying Party of such claim of indemnity along with the facts constituting the basis thereof and, when known, the claimed amounts (any such notice, a Notice of Claim); provided, however, that in the event of a claim of indemnity resulting from or in connection with a claim by a third party (a Third Party Claim), the Indemnified Party shall give the relevant Notice of Claim to the Indemnifying Party not later than 10 Business Days prior to the time any response to the Third Party Claim is required, if possible, and in any event within 15 Business Days following receipt of notice thereof (provided that failure to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party has been actually prejudiced by such failure).

10.7    Upon receipt of a Notice of Claim, the Indemnifying Party shall have 20 Business Days in which to dispute the relevant claim of indemnity by sending written notice thereof to the Indemnified Party, setting forth in reasonable detail its reasons for such dispute (a Dispute Notice); provided however that the Indemnifying Party’s failure to send a Dispute Notice within such 20 Business Day period shall be considered as a notice of disagreement by the Indemnifying Party, such that the provisions set forth in Section 10.8 will apply.  In connection with any matter or circumstance that has given rise to a Notice of Claim against the Sellers, the Buyer shall allow, and shall procure that the Group shall allow, the Sellers, and their financial, accounting, Tax or legal advisers, reasonable access to the books, records and personnel of the Group Companies to investigate the matter or circumstance giving rise to such Notice of Claim and whether and to what extent any Loss is payable in respect thereof.  In particular, all relevant and available material documents relating to the relevant Notice of Claim in the possession of the Buyer or the Group Companies shall be disclosed to the Sellers without undue delay, and all such reasonably available information and assistance, including reasonable access to premises and personnel, and the right to examine and copy or photograph any relevant assets, accounts, documents and records, as the Sellers, or their financial, accounting, Tax or legal advisers may reasonably request shall be given without undue delay in order to allow the Sellers to timely notify a Dispute of Notice.

10.8    If (x) a Dispute Notice is timely received by the Indemnified Party or (y) the Indemnifying Party fails to timely send a Dispute Notice to the Indemnified Party, in each case as per Section 10.7, for a period of 30 Business Days following (1) receipt of such Dispute Notice (in the case of clause (x) above) or (2) the expiration of the 20 Business Day period contemplated by Section 10.7 (in the case of clause (y) above), the Indemnifying Party and the Indemnified Party will attempt to resolve any differences which they may have with respect to the matters indicated in the Dispute Notice and Notice of Claim in good faith.  If they resolve in writing the dispute in whole or in part, the Indemnified Party shall be entitled to receive the amounts agreed upon in the manner set forth in Section 10.11 (subject to Section 10.12).  If, at the end of such 30 Business Day period, the Indemnifying Party and the Indemnified Party fail to reach an agreement in writing with respect to all the matters indicated in the Dispute Notice and Notice of Claim, then all matters as to which agreement is not so reached may, thereafter, be submitted by any Party to arbitration pursuant to Article 16.

10.9    With respect to any Third Party Claim the following provisions shall apply:

(i)
the Indemnified Party shall control the defense of any such Third Party Claim.  The Indemnifying Party may, at its sole cost and expense, participate, with counsel of its choosing, in the defense of such Third Party Claim.  In such case, the Indemnified Party’s counsel shall (and, in case of a Third Party Claim against a Group Company, the Buyer shall procure that such Group Company’s counsel shall) consult with the Indemnifying Party’s counsel in relation to the strategy for the defense and they will cooperate in good faith to the defense of such Third Party Claim;

(ii)
the Indemnified Party shall (and, in case of a Third Party Claim against a Group Company, the Buyer shall procure that such Group Company shall) properly and diligently defend any Third Party Claim.  The Indemnified Party shall not (and, in case of a Third Party Claim against a Group Company, the Buyer shall procure that such Group Company shall not) make or accept any settlement of or acquiesce to such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not unreasonably be withheld or delayed;

(iii)
if a firm offer is made to the Indemnified Party (or, in case of a Third Party Claim against a Group Company, to such Group Company) to settle any Third Party Claim giving rise to the Indemnifying Party’s liability under this Article 10 which the Indemnifying Party, but not the Indemnified Party (or, in case of a Third Party Claim against a Group Company, such Group Company), are willing to accept, the Indemnified Party (or, in case of a Third Party Claim against a Group Company, such Group Company) shall be free not to enter into such settlement and to commence or continue litigation, at its own expense, but the Indemnifying Party’s liability under this Article 10 shall be limited to the amount of the proposed settlement;

(iv)
if, in connection with and prior to the resolution of any Third Party Claim in respect of Taxes (a Tax Claim) for a taxable period (or portion thereof) ending on or prior to the Closing Date, the Buyer or any of its Affiliates (including any Group Company) is required to make any deposit, advance payment or payment of any other amount to the relevant Tax authority (a Tax Deposit), the Sellers shall pay to the Buyer (or, at the direction of the Buyer, to the applicable Group Company), the amount of such Tax Deposit no later than 5 days before such Tax Deposit is required to be paid to the relevant Tax authority;

(v)
notwithstanding Section 10.9(i) through 10.9(iii), with respect to any Tax Claim relating solely to Taxes of any Group Company for a taxable period ending on or prior to the Closing Date for which the Sellers are obligated to fully indemnify the Buyer pursuant to Section 10.1(i) (Pre-Closing Taxes and, such Tax Claim, a Pre-Closing Tax Claim), the Sellers will have the right to control such Pre-Closing Tax Claim, provided that (I) the Buyer may, at its sole cost and expense, participate, with counsel of its choosing, in the defense of such Pre-Closing Tax Claim, (II) the Sellers’ counsel shall consult with the Buyer’s counsel in relation to the strategy for the defense and they will cooperate in good faith to the defense of such Pre-Closing Tax Claim, (III) the Sellers shall properly and diligently defend such Pre-Closing Tax Claim, and (IV) the Sellers shall not make or accept any settlement of or acquiesce to such Pre-Closing Tax Claim without the prior written consent of the Buyer, provided, further, that if a firm offer is made to the Sellers to settle any Pre-Closing Tax Claim and the Buyer does not consent to such settlement, the Sellers’ liability under this Article 10 shall be limited to (x) the amount of such proposed settlement and (y) any other Losses that the Buyer and its Affiliates (including Gripper Co-Investors and any Group Company) would have been reasonably expected to incur as a result of or in connection with such proposed settlement had Buyer consented to such settlement; and

(vi)
in the event a Tax Deposit is at any time released by a Tax authority to the Buyer (or a Group Company), the Buyer shall (or shall cause such Group Company to) promptly reimburse to the Sellers an amount equal to the product of (I) a fraction, the numerator of which is the portion of the Tax Deposit released by the Tax authority and the denominator of which is the Tax Deposit, and (II) the portion of such Tax Deposit that was paid by the Sellers pursuant to Section 10.9(iv).

Notwithstanding anything to the contrary in this Agreement, the Buyer shall have the exclusive right to control in all respects, and neither the Sellers nor any of their respective Affiliates shall be entitled to participate in, any Third Party Claim with respect to any Tax Return of a consolidated, combined or unitary group that includes the Buyer or any of its subsidiaries (other than the Group Companies).

10.10  The Indemnified Party shall use its reasonable best efforts to mitigate Losses indemnifiable by the Indemnifying Party under this Article 10.

10.11  Without prejudice to Section 10.12, the Indemnifying Party will pay any amounts due to the Indemnified Party through wire transfer of immediately available funds to the bank account designated by such Indemnified Party, such wire transfer to be effected within 5 (five) Business Days from the date in which the relevant indemnity has become due and payable based on the provisions of this Agreement.

10.12  All Losses payable to the Buyer (in its capacity as the Indemnified Party) pursuant to this Article 10 shall be paid first from the then-available funds (if any) under the Letter of Credit; provided that the right of the Buyer (in its capacity as the Indemnified Party) to recover for Losses shall not be limited to the remaining amount (if any) under the Letter of Credit, and the Sellers shall be responsible for paying to the Buyer or its designee (as applicable) any amounts by which such Losses exceed the amount available to be drawn under the Letter of Credit, subject to the limitations set forth elsewhere in this Article 10.

10.13  Notwithstanding anything elsewhere in this Agreement to the contrary (including the limitations on the indemnification obligations of the Sellers set forth elsewhere in this Article 10), after completion of the Closing, the Sellers (each according to the Aggregate Price Allocation and therefore severally and not jointly amongst them) shall indemnify and hold the Buyer and its Affiliates (including the Group Companies and Gripper Co-Investors) harmless from and against (i) any and all Losses suffered by Buyer or any of its Affiliates (including Gripper Co-Investors) as a result of or in connection with (A) any breach or inaccuracy in the Warranties made by the Sellers in Section 8.7, (B) any liability of any nature whatsoever of Gripper Co-Investors arising from any fact, event or matter which occurred or existed prior to the Closing, other than the outstanding amount of EUR 100,000 under the Gripper Intercompany Loans; (ii) the reasonable out-of-pocket costs and expenses incurred by the Buyer or any of its Affiliates (including any Taxes incurred, any notary or filing fees and reasonable attorneys’ fees) in connection with merging Gripper Co-Investors with the Buyer following the Closing or, alternatively, in connection with the liquidation or winding up of Gripper Co-Investors following the Closing (to the extent not included in (and without duplication of) the calculation of Transaction Expenses) (the costs and expenses referred to in this clause (ii), the Gripper Co-Investors Merger Expenses); (iii) any and all Losses of Buyer or any of its Affiliates (including Gripper Co-Investors) arising out of or in connection with the Gripper Transfer; (iv) any and all Losses suffered by the Buyer or any of its Affiliates as a result of or in connection with any breach or inaccuracy in the Warranties made by the Sellers in Section 8.23; (v) any Company Demerger Loss suffered by the Company; and (vi) any and all Losses suffered by any Group Company as a result of or in connection with any breach of the Warranties set forth in Section 8.16 insofar as they relate to any claims by, or ownership of Intellectual Property Rights by, the Person set forth on Schedule 10.13.  For the sake of clarity, in the event of any claim under this Section 10.13, the provisions contained in Sections 10.6 to 10.12 shall apply.  The Parties agree that the amount of the Gripper Co-Investors Merger Expenses will in no event exceed €35,000.

10.14  The Parties acknowledge that (i) the indemnification obligations of the Sellers hereunder are autonomous and independent obligations; (ii) none of the Warranties shall be construed or otherwise deemed as a representation or warranty for purposes of Articles 1490 or 1497 of the Code, which shall not apply to any breach or other violation of any representation or warranty of the Sellers hereunder; and (iii) any claim, right or remedy of any Indemnified Party arising hereunder with respect to any such breach or violation shall not be subject to the statute of limitation (“prescrizione”) periods and forfeiture (“decadenza”) restrictions set forth in Article 1495 of the Code.

10.15  The Sellers shall be severally and not jointly liable, each of them based on the Aggregate Price Allocation, for any payment to be made by the Sellers under this Agreement, including the indemnification obligations set forth in Section 10.1 (and any Aggregate Price Downward Adjustment (where due)).

ARTICLE 11 – ANTITRUST CLEARANCE

11.1    The obligations of the Sellers and the Buyer to consummate the Closing are subject to the condition precedent that (in addition to any other consent, approval or waiver referred to in Section 4.1(i)) the purchase and sale of the Quotas and the Shares pursuant to this Agreement shall have been approved, cleared or granted an exemption by any competent competition authority of the European Union, of Italy or any other Member State in the European Union and/or of any other competent jurisdiction worldwide without imposing specific conditions or restrictions or requiring that changes be made to the terms and conditions of this Agreement, to the extent that any such approval, clearance or exemption is required to be obtained.

The unconditional approvals, clearances and exemptions contemplated herein are hereinafter collectively referred to as the Clearance.

11.2    Each Party shall in a timely fashion prepare and file all documents required on the part of such Party under applicable law to secure, as soon as reasonably possible, the Clearance and, to this end, the other Parties shall actively cooperate with such Party.

11.3    The Parties shall consult with each other and shall use their reasonable best efforts in order to timely overcome any obstacle to the granting of the Clearance or arising in connection therewith.  In the event that any competent competition authority only approves the transactions contemplated hereby by imposing specific conditions or restrictions or requiring that changes be made to the terms and conditions of this Agreement or the transactions contemplated hereby as a condition to its Clearance, then the Parties shall promptly meet to negotiate in good faith on the necessary changes to be made or actions to be taken in order to comply with any such conditions, restrictions or requests for changes and obtain the Clearance by such competition authority on or prior to the Long-Stop Date, as long as such changes or actions do not trigger a significant deviation from the current terms and conditions of this Agreement or a material increase in the economic or financial burden on, or the risks to be incurred by, any of the Parties.

11.4    If the Clearance is not obtained on or prior to the Long-Stop Date, the provisions of Article 5 shall apply.

ARTICLE 12 – POST-CLOSING AND OTHER COVENANTS

12.1    As soon as reasonably practicable after Closing, but in no event later than 15 days thereafter, the Buyer will cause a shareholders’/quotaholders’ meeting of any Group Company to be convened or properly held to validly resolve the release and discharge, to the extent permitted under applicable Law, of the directors and statutory auditors of such Group Company who will have resigned from office pursuant to this Agreement from and against any and all liabilities arising from their holding of the offices as, respectively, directors and statutory auditors until the relevant resignation date, except in case of willful misconduct (dolo) (including fraud) or gross negligence (colpa grave) of such directors or statutory auditors; provided that (i) the Buyer shall (a) provide the Sellers with drafts of such resolutions no later than five Business Days prior to the date scheduled for the shareholders’/quotaholders’ meeting and (b) take into consideration in good faith the reasonable comments that the Sellers’ Representative may provide thereto within three Business Days from the receipt thereof by the Sellers, and (ii) any such release and discharge shall be without prejudice to, and shall not limit or waive in any way any of the Buyer’s rights pursuant to Article 10 or any of the Sellers’ obligations under Article 10.

12.2    For a period of five years after Closing Date, each Seller and its representatives shall have reasonable access, at the respective Seller’s expense, to the Books and Records of the Group with respect to periods prior to the Closing Date to the extent that such access may reasonably be required by the respective Seller for its tax reporting or another bona fide reporting or business purpose, in each case with respect to matters relating to the operations of the and/or its involvement in the affairs of the Group prior to Closing.  The Buyer shall afford such access upon receipt of reasonable advance notice and during normal business hours.  If the Buyer or the relevant Group Company desires to dispose of or destroy any of such Books and Records prior to the expiration of the aforementioned period, the Buyer shall prior to such disposition give each Seller reasonable opportunity, at the respective Sellers’ expense, to segregate and remove such Books and Records as the respective Seller may elect.

12.3    Noncompete.

(i)
For a period of five years from and after the Closing Date (the Restricted Period), each of the persons listed on Schedule 12.3(i)(a) (collectively, the Restricted Persons) shall not, and shall cause each of their respective Affiliates not to, engage in any Competitive Activities in the Territory; provided, however that the foregoing shall not restrict any such Person from acquiring or owning as an investment, directly or indirectly, securities or indebtedness of any publicly traded company engaged in Competitive Activities so long as such Person does not (i) directly or indirectly beneficially own in the aggregate more than 5% of the outstanding securities or indebtedness of such publicly traded company, (ii) exercise control over such publicly traded company or (iii) have the right to appoint any director(s) of such publicly traded company.  In the event any of the Restricted Persons or their respective Affiliates acquires any business or Person, the acquisition of which would violate this Section 12.3 (but for this sentence), such Seller shall not be in violation of this Section 12.3 if as soon as practicable, but in any event within 90 days after the closing of such acquisition, such Person commences efforts to divest, and within 12 months after the closing of such acquisition, such Person consummates such divestiture, of the portion of such acquired business or Person required in order to comply with this Section 12.3 (but for this sentence).  Competitive Activities means the design, engineering, manufacturing, sales, servicing and spare parts support of gripping and end-of-arm tooling systems and components for robotics and automation equipment; provided that Competitive Activities shall not include participation in those ventures set forth on Schedule 12.3(i)(b) by the Restricted Person named on such Schedule, in each case consistent with past practice.  Territory means, collectively, all of the territories where any Group Company has conducted the Business and/or otherwise sold any products during the 12-month period prior to the Closing Date.

(ii)
For a period of 18 months from and after the Closing Date, AGIC BV and HDX shall not, and shall cause each of their Affiliates not to, acquire any of the Persons (or any of their respective Affiliates or any of their respective businesses, operations or divisions) set forth on Schedule 12.3(ii).

(iii)
For the sake of clarity, the Parties acknowledge and agree that each relevant Seller shall be the sole Party liable to the Buyer (or any other Indemnified Party) for any breach of its obligations under this Section 12.3 (including in respect of any indemnification pursuant to Article 10, which shall be entirely and exclusively payable by such Seller).

12.4    Each of the relevant Sellers acknowledges and agrees that (i) the restrictions contained in Section 12.3 (a) are reasonable and necessary to protect the legitimate interests of the Buyer from and after the Closing and (b) constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement; and (ii) the Aggregate Price compensates the relevant Sellers, in part, for their agreement to the restrictions contained in Section 12.3.  In the event that any part of Section 12.3 is determined to exceed the permitted scope of such restrictions under applicable Law (whether in terms of duration or territory, products or services covered), then the Parties agree that Section 12.3 shall nevertheless be interpreted to apply to the maximum extent permitted by applicable Law.

12.5    For a period of two years from and after the Closing Date, each Seller shall not, and shall cause its Affiliates not to, hire or solicit to hire any employee of any Group Company as of the date hereof or as of the Closing Date, or any non-employee service provider to any Group Company as of the date hereof or as of the Closing Date who devotes a majority of his or her working time to the Group; provided, however that each Seller and its Affiliates shall be free to conduct general solicitations for employment (including utilizing an independent employment search firm) if such general solicitation does not target employees of the Buyer and its Affiliates, including the Group (either individually or as a group).  For the sake of clarity, the Parties acknowledge and agree that each Seller shall be the sole Party liable to the Buyer (or any other Indemnified Party) for any breach of its obligations under this Section 12.5 (including in respect of any indemnification pursuant to Article 10, which shall be entirely and exclusively payable by such Seller).

12.6    Each Party shall, and shall cause its Affiliates to, provide to the other Parties such cooperation, documentation and information relating to the Group Companies as any of them may reasonably request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes, an indemnity obligation in respect of Taxes under Article 10, or a right to refund of Taxes or (iii) conducting any Tax audit or other proceeding.  Each Party shall make itself (in case of a natural Person) and its employees reasonably available on a mutually convenient basis to provide an explanation of any documents or information so provided.

12.7    Notwithstanding anything in this Agreement to the contrary, the Sellers shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing, allocation, indemnity or similar agreements or arrangements (other than this Agreement), if any, to which any Group Company, on the one hand, and the Sellers or any of their respective Affiliates (other than the Group Companies) or direct or indirect owners, on the other hand, are parties, and none of the Buyer, the Group Companies, or any of their respective Affiliates or direct or indirect owners shall have any obligations thereunder after the Closing.

12.8    The Parent is a Party to this Agreement for the purposes of this Section 12.8 whereby the Parent (i) assumes joint and several liability with the Buyer to the Sellers in relation to the due and timely performance by Buyer of all of its obligations under this Agreement (whether such performance is due before, at or after completion of the Closing) and (ii) shall ensure that on the Closing Date adequate funding is available and sufficient for the Buyer to fulfill of any and all of its payment obligations hereunder, including without limitation the payment of the Provisional Purchase Price Amount and the other payments contemplated by Section 6.2(iii)(b).  The Parent hereby expressly guarantees the Buyer’s obligations under Article 6 and Article 9 and accepts Article 14, Article 15 and Article 16.

12.9    The AGIC Fund is a Party to this Agreement for the purposes of this Section 12.9 whereby the AGIC Fund (i) assumes joint and several liability with AGIC BV to the Buyer in relation to the due and timely performance by AGIC BV of all of its obligations under this Agreement from and after the first anniversary of the Closing and (ii) shall ensure that adequate funding is available and sufficient for AGIC BV to fulfill any and all of its payment obligations it may have from and after the first anniversary of the Closing pursuant to Article 10.  The AGIC Fund hereby expressly guarantees AGIC BV’s obligations under Article 10 from and after the first anniversary of the Closing and accepts Article 14, Article 15 and Article 16.

12.10  The Xenon Fund is a Party to this Agreement for the purposes of this Section 12.10 whereby the Xenon Fund (i) assumes joint and several liability with HDX to the Buyer in relation to the due and timely performance by HDX of all of its obligations under this Agreement from and after the first anniversary of the Closing and (ii) shall ensure that adequate funding is available and sufficient for HDX to fulfill any and all of its payment obligations it may have from and after the first anniversary of the Closing pursuant to Article 10.  The Xenon Fund hereby expressly guarantees HDX’s obligations under Article 10 from and after the first anniversary of the Closing and accepts Article 14, Article 15 and Article 16.

12.11  Minority Buyouts.

(i)
The Sellers shall reasonably cooperate with the Buyer to effect the Key Minority Buyouts in accordance with the Key Minority Buyout Agreements, and shall provide the Buyer with the reasonable opportunity to review any transaction documentation (such as transfer instruments) to be executed by the minority shareholders in connection therewith.

(ii)
Prior to the Closing, the Sellers shall use their reasonable best efforts to obtain executed versions of each of the Proposed Buyout Amendments from the applicable minority shareholders of the Other Buyout Subsidiaries, and shall reasonably cooperate with the Buyer, and shall keep the Buyer reasonably informed on a current basis, with respect to all such efforts.

ARTICLE 13 – CONFIDENTIALITY – ANNOUNCEMENTS

13.1    The Buyer shall keep private and confidential all information related to the Sellers which has been acquired pursuant to or as collected in connection with this Agreement.  The Buyer shall use commercially reasonable efforts to maintain the secrecy and confidentiality of the aforesaid information, as well as to prevent any disclosure of the same, it being acknowledged and agreed that none of the provisions contained in this Section 13.1 and Section 13.3 shall apply to (i) any such information that is or becomes publicly available without breach by the Buyer of its obligations hereunder or (ii) any disclosure that is required by any Law or regulation issued by any authority, including stock exchange authorities, which has jurisdiction over the Buyer or any of its Affiliates or by any Court or regulatory agency of competent jurisdiction.  In the event (and for so long as) the Closing does not occur for any reason whatsoever, any information provided to the Parent, the Buyer or their Affiliates relating to the Business and the Group and the matters contemplated hereunder, shall be kept confidential in accordance with terms set out in the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms until the first anniversary of the date hereof (and shall thereupon terminate).

13.2    The Sellers shall and shall cause their respective Affiliates to keep private and confidential all information in their possession relating to the Business, the Group, and the Buyer and its Affiliates, except for information that is or becomes public through no fault of the Sellers.

13.3    The initial press releases of each of Parent and the AGIC Fund announcing the transactions contemplated hereby shall be in a form mutually agreed between the Buyer and the Sellers’ Representative.  Except as otherwise required by Law or the rules of the New York Stock Exchange, no public filing, publicity, press release or public announcement concerning the execution or delivery of this Agreement, any of the provisions contained herein or the transactions contemplated hereby will be issued by any Party or any of their respective Affiliates without the advance written consent and approval, as to both form and contents, of the Sellers’ Representative and the Buyer, which consent and approval shall not be unreasonably withheld; provided that (i) the Buyer and its Affiliates may communicate with their investors, employees, customers and other business partners in the ordinary course of business regarding the transactions contemplated hereby; (ii) each Party and its Affiliates may make public communications of information identical or substantially similar to information previously disclosed by the Parties in accordance with this Agreement; and (iii) this Section 13.3 shall not apply to the Buyer and its Affiliates from and after the Closing.

ARTICLE 14 – MISCELLANEOUS PROVISIONS

14.1    The Warranties and, in general, all other clauses of this Agreement providing for any obligation of the Parties to be performed after the Closing Date shall remain in full force and effect after the Closing, without necessity for any of the Parties to reiterate or otherwise confirm its commitment with respect thereto.

14.2    Except as otherwise specifically provided herein, no Party may assign any of its rights, interests or obligations hereunder without the prior written consent of the Buyer (in the case of assignment by any Seller, the AGIC Fund or the Xenon Fund) or Sellers’ Representative (in the case of assignment by the Buyer or Parent).

14.3    No waiver by a Party of any claim or failure by another Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other claim or failure whether of a like or different character.

14.4    This Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, modification or discharge is sought.

14.5    If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under the laws of any jurisdiction, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.  The Parties shall nevertheless negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving so nearly as possible the same commercial effect, to be substituted for the provision so found to be void or unenforceable.

14.6    Except as otherwise set forth herein, each of the Parties shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and the transactions contemplated by it.

14.7(a)   Any notice or other communication to be given hereunder shall be in writing in the English language and signed by or on behalf of the Party giving it and may be served by sending it by fax, delivering it by hand or sending it by registered mail return receipt requested to the address and for the attention of the relevant party as set out in Section 14.7(b) (or as otherwise notified from time to time hereunder).  Any notice so served by hand, fax or post shall be deemed to have been received:

(i)	in the case of delivery by hand, when delivered;

(ii)	in the case of fax twelve (12) hours after the time of the relevant confirmation report;

(iii)	in the case of post, on the date indicated in the return receipt,

provided that where, in the case of delivery by hand or by fax, such delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur on the next following Business Day.  References to time in this clause are to local time in the country of the addressee.

14.7(b)  The addressees of the Parties for the purpose of Section 14.7(a) are as follows:

(i)	Party:	Buyer and Parent
	Address:	c/o Barnes Group Inc. 123 Main Street Bristol, Connecticut 06010 United States
	Facsimile No:	+1 (860) 585-5396
	Attn. of:	Peter A. Gutermann
	With a copy to:	Wachtell, Lipton, Rosen & Katz
	Attn. of:	Benjamin M. Roth
	Address:	51 W. 52nd Street New York, NY 10014 United States
	Facsimile No.:	+1 (212) 403-2378
(ii)	Party:	Sellers’ Representative (on behalf of all Sellers, the AGIC Fund and the Xenon Fund and, prior to the Closing, Gripper Co-Investors)
	Address:	c/o AGIC Capital Odeonsplatz 18 80539 Munich Germany
	Facsimile No.:	+49 89 235 135 620
	Attn. of:	Erik Yankulin
	With copy to:	Jones Day
	Attn. of:	Fabrizio Faina
	Address:	Via Filippo Turati, 16-18 20121 – Milan (Italy)
	Facsimile No.:	+39.02.76454400

14.8(a)  Without prejudice to Section 14.9, each of the Sellers hereby irrevocably designates and appoints, pursuant to article 1703 of the Code (it being understood that such designation and appointment is made also in the interest of the Buyer, pursuant to and for the purposes of articles 1411 and 1723 of the Code, and the Buyer is expressly declared to benefit from such appointment) AGIC BV as the exclusive representative (the Sellers’ Representative) of such Seller and as the attorney-in-fact and agent for and on behalf of such Seller with respect to this Agreement and in relation to (a) determining, giving and receiving notices and processes hereunder; (b) entering into any amendment hereto or modification of the terms hereof; (c) consenting to any waiver or assignment hereof; (d) serving, objecting to, negotiating and settling any and all claims for indemnification pursuant to this Agreement; (e) discussing and resolving any other disputes hereunder; and (f) taking any and all actions and making any decisions required or permitted to be taken by the Sellers’ Representative or by the Sellers or any them under this Agreement.

14.8(b)  Each Seller acknowledges and agrees that (i) in performing the functions specified in this Agreement, the Sellers’ Representative will not be liable to such Seller except in case of willful misconduct or fraud on the part of the Sellers’ Representative and (ii) in no event will the Buyer or any of its Affiliates be liable to any Seller for any action taken by the Sellers’ Representative (or the Buyer’s reliance on any such actions) hereunder.  Any out-of-pocket costs and expenses incurred by the Sellers’ Representative in connection with actions taken pursuant to the terms of this Agreement (including the hiring of legal counsel and incurring of reasonable legal fees and costs) shall be borne by the Sellers pro rata based on the Aggregate Price Allocation.  Notices or communications to or from the Sellers’ Representative shall constitute notice to or from any and all of the Sellers (or from that Seller or those Sellers on behalf of which such notice is specifically delivered by the Sellers’ Representative).  Any decision, consent or instruction of the Sellers’ Representative shall constitute a decision, consent or instruction of all the Sellers to which it relates and shall be final, binding and conclusive upon such Sellers and the Buyer shall be entitled to conclusively rely, without any further inquiry or action and without liability to any of the Sellers, on the Sellers’ Representative’s decisions, consents, notices and instructions.

14.9    In respect of any payment to be made by all the Sellers under this Agreement, each Seller shall be liable only individually (responsabilità parziaria) and severally (responsabilità disgiunta), in proportion to its total share in the Aggregate Price allocated to such Seller in accordance with the Aggregate Price Allocation.  Any joint liability (responsabilità solidale) of the Sellers is excluded.

14.10  All Schedules, Exhibits and Annexes attached to this Agreement are incorporated herein and made a part hereof as fully as if written in this Agreement.

14.11  The Parties hereby agree to execute and deliver all such instruments and documents and to perform all such acts and do all such other things as may be necessary to further the purposes of this Agreement; provided, however that the provisions of such further instruments and documents shall not affect the understanding contained herein which shall continue to be wholly and exclusively valid and enforceable between the Parties.

14.12  Unless otherwise expressly provided, any reference to Articles, Sections, Paragraphs, clauses or Schedules contained in this Agreement shall be deemed to be a reference to Articles, Sections, Paragraphs, clauses hereof and Schedules hereto.

14.13  This Agreement, including all of its Schedules, Exhibits and Annexes, constitutes the entire agreement between the Parties in respect of the subject matter hereof and supersedes all prior agreements, if any, relating to the same matter.

14.14  Except for certain documents contained in the Schedules hereto which are in the Italian language, this Agreement shall be executed in the English language, which shall be the only language governing the Agreement.

ARTICLE 15 – GOVERNING LAW

This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the Republic of Italy without regard to the conflict of law rules.

ARTICLE 16 – DISPUTE RESOLUTIONS

16.1    Any controversy, dispute or claim arising under or in connection with this Agreement (including in relation to the existence, validity, interpretation, performance, breach, termination or enforceability hereof) shall be exclusively resolved by a binding arbitration under the Rules of the Chamber of Arbitration of Milan - Camera Arbitrale di Milano (the Rules) then in force; provided that any controversy, dispute or claim regarding the amount or calculation of the Aggregate Price shall be resolved by the Auditor in accordance with Article 7 and any dispute regarding manifest error (errore manifesto), including the existence thereof, in any determination of the Auditor shall be resolved by binding arbitration under the Rules then in force.

16.2    For the purposes of appointing the arbitration panel, all of the Sellers shall be considered as a single Party and shall be entitled to each collectively appoint only one arbitrator as per Section 16.3.

16.3    The panel of arbitrators will be composed of three members to be appointed as follows:  each of the Buyer and the Sellers’ Representative will appoint one arbitrator; the two arbitrators appointed by them will then appoint a third arbitrator who shall chair the panel; provided however that, if the two initially appointed arbitrators fail to agree on the designation of the third arbitrator within 10 Business Days of the appointment of the later of such two arbitrators, or should a Party fail to appoint its arbitrator within 10 Business Days of the notice commencing the arbitration proceedings, such appointments will be made pursuant to the Rules.  Any arbitrator appointed hereunder (whether by the Buyer, the Sellers’ Representative or by the Chamber of Arbitration of Milan (Camera Arbitrale di Milano)) shall be (a) an experienced arbitrator of disputes arising out of large, complex commercial transactions; (b) an Italian qualified lawyer who is fluent in English; and (c) unaffiliated, and without prior or current financial alliances or affiliations, with any Party.

16.4    The arbitrators shall resolve the dispute “in via rituale secondo diritto” pursuant to the substantive laws of Italy, without regard to conflict of law rules.  The venue of the arbitration shall be Milan, Italy, and the arbitration proceedings shall be conducted in English, in which regard all arbitrators shall be fluent in the English language.

16.5    Each Party shall bear its own costs and expenses incurred in connection with the arbitration proceedings.  In the award, the arbitrators shall finally allocate the arbitration fees, costs and expenses between the Parties and, where necessary, shall order either Buyer or the Sellers to promptly reimburse the other Party or Parties for any advances paid by such Party which are in excess of such Party’s share of such fees, costs and expenses as finally allocated in the award.

16.6    The award will be final and binding on the Parties and not subject to appeal or judicial review.  The Parties reserve the right to seek provisional or conservatory measures from courts of competent jurisdiction in connection with matters submitted to arbitration pursuant hereto.

16.7    Without prejudice to Sections 16.1 to 16.6, the Parties hereby submit to the exclusive jurisdiction of the courts of Milan, Italy, in respect of any dispute which under mandatory provisions of Italian law cannot be referred to an arbitration panel but which however concerns this Agreement.

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To:

Barnes Group Inc.

Main Street no. 123

Bristol Connecticut

06010 - United States of America

Barnes GTE S.r.l.

Via delle Quattro Fontane no. 20

Rome

00184 - Italy

September 19, 2018

Dear Sirs,

further to our recent discussions, we herewith submit to You the proposed text of the sale and purchase agreement, which has been discussed and agreed among the parties, and which reads as follows.

***

[Remainder of the page intentially left blank]

To:

AGIC Gripper (Netherlands) B.V.

Prins Bernhardplein no. 200

Amsterdam

1097JB - The Netherlands

Asia-Germany Industry 4.0 Promotion Cross-Border Fund I L.P.

South Church Street no. 103

George Town, Grand Cayman

Cayman Islands

HDX S.À.R.L.

Rue Guillaume Schneider no. 12

L-2522 Luxembourg

Xenon Private Equity V Limited Partnership

Rue Guillaume Schneider no. 12

L-2522 Luxembourg

Gripper Co-Investors S.p.A.

Via Enzo Ferrari no. 2/4,

Roncadelle (Brescia),

25030 – Italy

Mr. Giuseppe Bellandi

Via Enzo Ferrari no. 2/4,

Roncadelle (Brescia),

25030 – Italy

Mr. Alberto Mobini

Via Enzo Ferrari no. 2/4,

Roncadelle (Brescia),

25030 – Italy

Mr. Nazareno Innocenzi

Via Enzo Ferrari no. 2/4,

Roncadelle (Brescia),

25030 – Italy

Mr. Guerino Rosso

Via Enzo Ferrari no. 2/4,

Roncadelle (Brescia),

25030 – Italy

September 19, 2018

Dear Sirs,

We acknowledge receipt of your proposed text of the Sale and Purchase Agreement, which we have duly initialized, signed and returned to you in sign of full acceptance.

***

[Remainder of the page intentially left blank]

***

If you agree to the above, we kindly ask you to confirm that the terms and conditions of the sale and purchase agreement reflect our understandings, by returning a duly initialized and signed copy of this document to us, as a sign of your full and unconditional acceptance.

AGIC Gripper (Netherlands) B.V.
/s/ Ernest Yankulin

By: Mr. Ernest Yankulin
Title: Authorized Director and Attorney-in-fact

Asia-Germany Industry 4.0 Promotion Cross-Border Fund I L.P.
/s/ Ernest Yankulin

By: Mr. Ernest Yankulin
Title: Attorney-in-fact

HDX S.À.R.L.
/s/ Danilo Mangano

By: Mr. Danilo Mangano
Title: Attorney-in-fact

Xenon Private Equity V Limited Partnership
/s/ Danilo Mangano

By: Mr. Danilo Mangano
Title: Authorized Director

Gripper Co-Investors S.p.A.
/s/ Heiko von Dewitz

By: Mr. Heiko von Dewitz
Title: Chairman of the Board of Directors

Mr. Giuseppe Bellandi
/s/ Giuseppe Bellandi

By: Mr. Giuseppe Bellandi
Title: CEO

Mr. Alberto Mobini
/s/ Alberto Mobini

By: Mr. Alberto Mobini
Title: CFO

Mr. Nazareno Innocenzi
/s/ Nazareno Innocenzi

By: Mr. Nazareno Innocenzi
Title: CTO

Mr. Guerino Rosso
/s/ Alberto Mobini

By: Mr. Alberto Mobini
Title: Attorney-in-fact

***

Kind regards.

Barnes GTE S.r.l.
/s/ Michael V. Kennedy

By: Michael V. Kennedy
Title: Chairman of the Board of Directors

Barnes Group Inc.
/s/ Christopher J. Stephens

By: Christopher J. Stephens
Title: Senior Vice President, Finance and Chief Financial Officer